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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MOLEX INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

MOLEX INCORPORATED

2222 Wellington Court

Lisle, Illinois 60532

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 26, 2007

Dear Stockholder:

We will hold the annual meeting of Molex Incorporated stockholders on Friday, October 26, 2007 at 10:00 a.m., local time, at our corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532.

The purpose of the annual meeting is to consider and take action on the following matters:

1.	The election of four Class II directors for a term of three years;

2.	The approval of the amended 2000 Molex Long-Term Stock Plan;

3.	The approval of the amended 2005 Molex Incentive Stock Option Plan;

4.	The ratification of the selection of Ernst & Young LLP as Molex’s independent auditors for the fiscal year ending June 30, 2008; and

5.	Any other business that properly comes before the meeting or any adjournments or postponements thereof.

The items of business listed above are more fully described in the Proxy Statement accompanying this Notice. Stockholders of record as of the close of business on August 28, 2007 are entitled to vote at the annual meeting or any adjournments or postponements thereof. This Notice and Proxy Statement and the 2007 Annual Report are being mailed to stockholders on or about September 10, 2007.

Your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning your proxy card or the form forwarded to you by your bank, broker or other holder of record.

By Order of the Board of Directors

Ana G. Rodriguez
Vice President, Co-General Counsel & Secretary

September 10, 2007

Lisle, Illinois

MOLEX INCORPORATED

2222 Wellington Court

Lisle, Illinois 60532

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General Information

The enclosed proxy is solicited on behalf of the Board of Directors of Molex Incorporated, a Delaware corporation, for use at the annual meeting of stockholders to be held on Friday, October 26, 2007, at 10:00 a.m., local time, or at any postponements or adjournments thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders and for any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. We intend to mail this Proxy Statement and accompanying proxy card on or about September 10, 2007 to all stockholders entitled to vote at the annual meeting. The annual meeting will be held at our corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532.

Who Can Vote

You are entitled to vote at the annual meeting if you were a stockholder of record of Molex voting stock as of the close of business on August 28, 2007. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Proxy Card and Revocation of Proxy

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the named proxy holders (i) in favor of the election of all of the director nominees, (ii) in favor of the approval of the amended 2000 Molex Long-Term Stock Plan, (iii) in favor of the approval of the amended 2005 Molex Incentive Stock Option Plan, and (iv) in favor of ratification of the selection of Ernst & Young LLP as our independent auditors for the year ending June 30, 2008.

In their discretion, the named proxy holders are authorized to vote on any other matters that may properly come before the annual meeting and at any postponements or adjournments thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the annual meeting other than those described in this Proxy Statement. In addition, no stockholder proposal or nomination was received, so no such matters may be brought to a vote at the annual meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the annual meeting. Stockholders of record may revoke a proxy by sending to our Secretary, at 2222 Wellington Court, Lisle, Illinois 60532, a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting in person and voting in person.

If your shares are held in the name of a bank, broker, or other holder of record, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record. Please note that if your shares are held by a bank, broker or other holder of record, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from your bank, broker or other holder of record.

Molex Stock

We have three classes of common stock. They are Common Stock, par value $.05 per share (Common Stock), Class A Common Stock, par value $.05 per share (Class A Common Stock), and Class B Common Stock, par value $.05 per share (Class B Common Stock).

-  Voting Stock: Common Stock and Class B Common Stock

The holders of Common Stock and Class B Common Stock are entitled to one vote per share upon each matter submitted to the vote of the stockholders and, subject to conditions summarized below, vote separately as a class as to all matters except the election of directors. With respect to the election of directors, the holders of Common Stock and Class B Common Stock vote together as a class.

The right of Class B Common Stock holders to vote separately as a class is subject to applicable law and exists for so long as at least 50% of the authorized shares of the Class B Common Stock are outstanding. As of August 28, 2007, more than 50% of the authorized shares of Class B Common Stock were outstanding.

-  Non-Voting Stock: Class A Common Stock

The holders of Class A Common Stock have the same liquidation rights and the same rights and preferences regarding dividends as the holders of Common Stock or Class B Common Stock. However, the holders of Class A Common Stock have no voting rights except as otherwise required by law or under certain circumstances. For example, under Delaware law, any amendments to our Certificate of Incorporation changing the number of authorized shares of any class, changing the par value of the shares of any class, or altering or changing the powers, preferences, or special rights of the shares of any class so as to adversely affect them, including Class A Common Stock, would require the separate approval of the class so affected, as well as the approval of all classes entitled to vote thereon, voting together.

Class A Common Stock would automatically convert into Common Stock on a share-for-share basis any time upon the good faith determination by the Board of Directors that either of the following events has occurred: (i) the aggregate number of outstanding shares of Common Stock and Class B Common Stock together is less than 10% of the aggregate number of outstanding shares of Common Stock, Class B Common Stock and Class A Common Stock together; or (ii) any person or group, other than one or more members of the Krehbiel Family (as defined in our Certificate of Incorporation), becomes or is the beneficial owner of a majority of the outstanding shares of Common Stock.

-  Shares Outstanding On The Record Date

As of the close of business on August 28, 2007 there were outstanding:

99,433,450 shares of Common Stock

84,675,389 shares of Class A Common Stock

       94,255 shares of Class B Common Stock

-  Quorum

A majority of the outstanding shares of each of Common Stock and Class B Common Stock entitled to vote will constitute a quorum at the meeting.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Our directors are elected by a plurality of the votes cast by the holders of Common Stock and Class B Common Stock voting together as a class. This means the director nominees who receive the largest number of properly cast “for” votes will be elected as directors. Abstentions, withheld votes and broker non-votes will have no effect on the result of the votes on the election of directors.

All other proposals must be approved separately by a majority of the shares of Common Stock voting as a class and the majority of the shares of Class B Common Stock voting as a class. Abstentions will have the same effect as votes against the proposal, and broker non-votes will have no effect on the result of the votes on the proposal.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. No additional compensation will be paid to directors, officers or employees for such services.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose relevant to the annual meeting during ordinary business hours at our offices at 2222 Wellington Court, Lisle, Illinois 60532, for ten days prior to the annual meeting, and also at the annual meeting.

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. Vacancies on the Board may be filled only by persons elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board). A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Each share of Common Stock and Class B Common Stock is entitled to one vote for each of the four director nominees. It is the intention of the named proxy holders to vote the proxies received by them for the election of the four nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the annual meeting, an event that currently is not anticipated by the Board, the proxies will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Based upon the recommendation of the Nominating and Corporate Governance Committee, Michael J. Birck, Frederick A. Krehbiel, Kazumasa Kusaka and Martin P. Slark are all nominees for re-election to the Board. If elected, each nominee would serve until the 2010 annual meeting of stockholders.

Set forth below is biographical information for each nominee and for each person whose term of office as a director will continue after the annual meeting. Frederick A. Krehbiel and John H. Krehbiel, Jr. are brothers and Fred L. Krehbiel is the son of John H. Krehbiel, Jr. (collectively, the “Krehbiel Family”). The Krehbiel Family may be considered “control persons” of Molex. Other than the Krehbiel Family, no director or executive officer has any family relationship with any other director or executive officer.

Class II Nominees Subject to Election This Year

MICHAEL J. BIRCK

Michael J. Birck, age 69, has served as a director of Molex since 1995. He is the co-founder of Tellabs, Inc., a telecommunications equipment company. He has been Chairman of Tellabs since 2000. He was the Chief Executive Officer of Tellabs from 2002 to 2004, and Chief Executive Officer and President from 1975 to 2000. Mr. Birck is a director of Illinois Tool Works Inc.

FREDERICK A. KREHBIEL

Frederick A. Krehbiel, age 66, has served as a director of Molex since 1972. Mr. Krehbiel has been Co-Chairman of the Board since 1999. From 1988 to 1999 he served as Vice Chairman and Chief Executive Officer, and as Chairman from 1993 to 1999. From 1999 to 2001 he served as Co-Chief Executive Officer and as Chief Executive Officer from 2004 to 2005. Mr. Krehbiel is a director of DeVry, Inc. and Tellabs, Inc.

KAZUMASA KUSAKA

Kazumasa Kusaka, age 59, has served as a director of Molex since May 2007. Mr. Kusaka was recommended to the Board by a former director, Masahisa Naitoh. Mr. Kusaka has been an Executive Advisor to Dentsu Inc., a leading Japanese advertising agency, since November 2006, and a Special Advisor to the Japanese Ministry of Economy, Trade and Industry since July 2006. Prior to this,

Mr. Kusaka held various high-level positions with the government of Japan, including Vice Minister for International Affairs, Head of the Agency for Natural Resources and Energy, and Director-General of the Trade Policy Bureau of the Ministry of Economy, Trade and Industry.

MARTIN P. SLARK

Martin P. Slark, age 52, has served as a director of Molex since 2000. Mr. Slark has been Vice Chairman and Chief Executive Officer since 2005. From 2001 to 2005, he served as President and Chief Operating Officer. From 1999 to 2001, he served as Executive Vice President. Mr. Slark is a director of Hub Group, Inc.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE

Class III Directors Continuing in Office until the 2008 Annual Meeting of Stockholders

EDGAR D. JANNOTTA

Edgar D. Jannotta, age 76, has served as a director of Molex since 1986. Mr. Jannotta has been Chairman of William Blair & Company LLC, an international investment banking firm, since 2001. He has served in numerous capacities at William Blair since 1965, including Senior Director, Senior Partner and Managing Partner. Mr. Jannotta is a director of Aon Corporation and Exelon Corporation.

JOHN H. KREHBIEL, JR.

John H. Krehbiel, Jr., age 70, has served as a director of Molex since 1966. Mr. Krehbiel has been Co-Chairman of the Board since 1999. From 1999 to 2001, he served as Co-Chief Executive Officer of Molex. From 1996 to 1999, he served as Chief Operating Officer, and from 1975 to 1999, he served as President of Molex.

DONALD G. LUBIN

Donald G. Lubin, age 73, has served as a director of Molex since 1994. Mr. Lubin is a partner of the law firm Sonnenschein Nath & Rosenthal LLP. He has been a partner since 1964 and was Chairman from 1990 to 1996.

ROBERT J. POTTER

Robert J. Potter, age 74, has served as a director of Molex since 1981. Dr. Potter has been President and Chief Executive Officer of R.J. Potter Company, a business consulting firm, since 1990. From 1987 to 1990, Dr. Potter was President and Chief Executive Officer of Datapoint Corporation, a leader in network-based data processing. Dr. Potter is a director of Cree, Inc. and Zebra Technologies Corporation.

Class I Directors Continuing in Office until the 2009 Annual Meeting of Stockholders

MICHELLE L. COLLINS

Michelle L. Collins, age 47, has served as a director of Molex since 2003. Ms. Collins is a co-founder and an Advisory Board Member of Svoboda Collins LLC, a private equity firm. From January 1998 to December 2006, Ms. Collins served as Managing Director of Svoboda Collins. From 1992 to December 1997, Ms. Collins was a principal at William Blair & Company, LLC. Ms. Collins is a director of CDW Corporation.

FRED L. KREHBIEL

Fred L. Krehbiel, age 42, has served as a director of Molex since 1993. Mr. Krehbiel has been Vice President, Product Development and Commercialization for the Global Commercial Products Division since July 2007. From 2003 to 2007, he was President, Connector Products Division (Americas), and from 2002 to 2003, he served as President, Automotive Division (Americas). Since 1988, he has served in various engineering, marketing and managerial positions with Molex.

DAVID L. LANDSITTEL

David L. Landsittel, age 67, has served as a director of Molex since 2005. Mr. Landsittel is an independent consultant to accounting firms and others on auditing and financial reporting matters. He previously served as Chairman of the Auditing Standards Board of the American Institute of Certified Public Accountants. From 1963 to 1997, Mr. Landsittel served as an auditor in various positions with Arthur Andersen LLP. Mr. Landsittel is a Trustee of Burnham Investors Trust.

CORPORATE GOVERNANCE

Board Independence

The Board of Directors has assessed the independence of the directors in light of the listing standards of NASDAQ and the more stringent independence test established by the Board. The Board has determined that the following directors are independent: Michael J. Birck, Michelle L. Collins, Edgar D. Jannotta, Kazumasa Kusaka, David L. Landsittel, and Robert J. Potter. Donald G. Lubin has determined that he is not independent in light of his long-standing role as a legal advisor to Molex and the legal services provided by his firm to Molex. The Board agrees with Mr. Lubin’s determination.

Under the Board’s independence requirement, a director cannot be affiliated with a business organization that either paid or received payments to or from us during any one of the past three fiscal years that exceed the greater of 2% of the recipient’s gross revenues for that year or $200,000. In assessing independence, the Board reviewed transactions and relationships of the directors based on information provided by each director, our records and publicly available information. The relationships and transactions reviewed by the Board included the following:

•

Mr. Birck is the Chairman of Tellabs which is a Molex customer. The Board reviewed the sales revenue received by Molex from Tellabs during fiscal year 2007 and determined that this relationship does not affect Mr. Birck’s status as an independent director;

•

Mr. Jannotta is the Chairman of William Blair which provides investment banking services to Molex. The Board reviewed the amount of fees paid to William Blair for such services during fiscal year 2007 and determined that this relationship does not affect Mr. Jannotta’s status as an independent director;

•

From time to time, we make charitable contributions to organizations with which a non-employee director has an affiliation. The Board reviewed all such charitable contributions and determined that they did not affect the independent status of any non-employee director.

Board and Committee Information

The Board of Directors held six meetings during the year ended June 30, 2007 and all of the directors attended at least 75% of the total number of meetings of the Board and committees on which they served. The Board expects all directors to attend the annual meetings of stockholders barring unforeseen circumstances. All then-members of the Board were present at the 2006 Annual Meeting of Stockholders. The non-employee directors meet in regularly scheduled executive sessions without management present. The Chairman of the Nominating and Corporate Governance Committee presides at these executive sessions.

The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. The charters of each of these committees are posted on our Web site, www.molex.com, on the Investor Relations page under Corporate Governance.

The Audit Committee consists of Mr. Landsittel (Chairman), Ms. Collins and Dr. Potter. The Board has determined that each of the members of the Audit Committee is independent under the listing standards of NASDAQ, and that Mr. Landsittel is an “audit committee financial expert” as defined by SEC regulations. All members of the Audit Committee meet the NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication. The functions of the Audit Committee are described under “Audit Committee Report.” During the year ended June 30, 2007, the Audit Committee met eight times.

The Compensation Committee consists of Dr. Potter (Chairman) and Mr. Landsittel. The Board has determined that each of the members of the Compensation Committee is independent under the listing standards of NASDAQ. The Compensation Committee of the Board of Directors is responsible for establishing executive compensation policies and overseeing executive compensation practices. The roles and responsibilities of the Compensation Committee, management and the compensation consultants are described in greater detail in the “Compensation Discussion and Analysis.” The Compensation Committee is authorized to delegate responsibilities to subcommittees when appropriate but has not done so. During the year ended June 30, 2007, the Compensation Committee met five times.

The Nominating and Corporate Governance Committee consists of Messrs. Jannotta (Chairman) and Birck and Ms. Collins. The Board has determined that each of the members of the Nominating Committee is independent under the listing standards of NASDAQ. The Nominating Committee oversees the corporate governance and Board membership matters and monitors the independence of the Board. The Nominating Committee also determines Board membership qualifications, selects, evaluates and recommends to the Board nominees for election to the Board, and reviews the performance of the Board. During the year ended June 30, 2007, the Nominating Committee met twice.

The Executive Committee consists of Frederick A. Krehbiel (Co-Chairman), John H. Krehbiel, Jr. (Co-Chairman), and Messrs. Birck, Jannotta and Slark. The Executive Committee has all the powers and authority of the Board in the management of the business and affairs, except with respect to certain enumerated matters including Board composition and compensation, changes to our charter documents, or any other matter expressly prohibited by law or our charter documents. Pursuant to its charter, the Executive Committee has appointed a subcommittee consisting of Frederick A. Krehbiel, John H. Krehbiel, Jr. and Martin P. Slark to act in certain prescribed and specific areas. During the year ended June 30, 2007, the Executive Committee did not meet but it acted several times by unanimous written consent.

Corporate Governance Principles

The Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has adopted certain principles relating to corporate governance matters.

-  Process for Identifying Board Candidates

The Nominating and Corporate Governance Committee maintains, with the approval of the Board, certain criteria and procedures relating to the identification, evaluation and selection of candidates to serve on the Board. The minimum criteria sought by the Board for candidates as directors are described in the Board’s “Criteria for Membership on the Board of Directors,” a copy of which is included in this Proxy Statement as Appendix I. In addition, the Nominating Committee has established “Procedures for Identifying and Evaluating Candidates for Director,” a copy of which is included in this Proxy Statement as Appendix II. The Nominating Committee will consider candidates recommended by stockholders provided that appropriate notice is given.

-  Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the federal securities laws, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2008 proxy statement, your proposal must be received by us no later than May 14, 2008, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, it reserves the right to omit from our proxy statement stockholder proposals that it is not required to include.

Under our Bylaws, in order to nominate a candidate for election to the Board or bring any other business before the stockholders at an annual meeting that will not be included in our proxy statement you must comply with certain procedures. Consistent with our Bylaws, the Nominating and Corporate Governance Committee has adopted “Procedures for Stockholders Submitting Nominating Recommendations,” a copy of which is included in this Proxy Statement as Appendix III. Stockholders who desire to nominate a candidate for election to the Board must follow these procedures. As to any other business that a stockholder proposes to bring before an annual meeting, other than nominations, the Bylaws provide that a stockholder’s notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder making the proposal.

In order to propose a nomination or some other item of business for the 2008 annual meeting of stockholders that will not be included in our proxy statement, you must notify us in writing and such notice must be delivered to the Secretary no earlier than July 29, 2008, and no later than August 28, 2008. You may write to our Secretary at 2222 Wellington Court, Lisle, Illinois 60532 to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals.

-  Outside Board Memberships

In recognition of the increasing demands of board service, the Board has limited the number of public company boards on which our directors and executive officers may serve as follows: (i) non-employee directors are limited to service on three other public company boards; (ii) the Chief Executive Officer and Chief Operating Officer are limited to service on two other public company boards; and (iii) all other executive officers (other than the Co-Chairmen) are limited to service on one other public company board.

-  Change in Director Occupation

When a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required to tender his or her resignation for consideration by the Board. The Board will determine whether any action should be taken with respect to the resignation.

-  Stockholder Communication with the Board

Our annual meetings provide an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group by following the “Procedures for Stockholder Communications with Directors” included in this Proxy Statement as Appendix IV.

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend to fulfill their duties, the skill-level required of the members of the Board, as well as competitive practices among peer companies. Employee directors do not receive additional compensation for their service on the Board.

Director Fees

Each non-employee director receives: (i) an annual retainer of $60,000; (ii) $3,000 for each board meeting attended; and (iii) $2,000 for each committee meeting attended. The non-employee director chairs of the committees receive higher meeting fees in view of their increased responsibilities: the chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee is paid $3,000 per committee meeting attended, and the chair of the Audit Committee is paid $4,000 per committee meeting attended. In addition, non-employee directors are reimbursed for all reasonable travel and out-of-pocket expenses associated with attending Board and committee meetings and continuing education seminars.

Stock Options

Each non-employee director receives an annual automatic non-discretionary stock option grant under the 2005 Molex Incentive Stock Option Plan (2005 ISOP). The options are granted on the date of the annual meeting of stockholders with an exercise price equal to the closing price of the Class A Common Stock on the grant date. Each option vests ratably over four years commencing on the first anniversary of the grant date and expires five years from the grant date. The number of shares underlying the option is 200 multiplied by the number of years of service or fraction thereof. The number of shares underlying a stock option grant cannot exceed 3,000 shares or $100,000 in value, whichever is less.

The Board adopted amendments to the 2005 ISOP that are being submitted to our stockholders for approval at the annual meeting. Please see “Item 3 – Approval of the Amended 2005 Molex Incentive Stock Option Plan.”

Deferred Compensation Plan

Our non-employee directors are eligible to participate in the Molex 2005 Outside Directors’ Deferred Compensation Plan (2005 DCP) under which they may elect on a yearly basis to defer all or a portion of the following year’s compensation. The 2005 DCP replaced the Molex Deferred Compensation Plan.

Under the terms of the 2005 DCP, a non-employee director may elect to have the deferred compensation (i) accrue interest during each calendar quarter at a rate equal to the average six month Treasury Bill rate in effect at the beginning of each calendar quarter, or (ii) converted to stock units at the closing price of Molex Common Stock on the date the compensation would otherwise be paid. Upon termination of service as a director, the accumulated amount in the interest account is distributed in cash as elected by a participant, and stock units are distributed in equal shares of Molex Common Stock. We impute dividends on each stock unit which is credited to a director and the dividend units are converted into additional stock units on the basis of the market value of the Common Stock on the dividend payment date. The number of outstanding stock units (including dividend units) is included in the “Security Ownership of Directors and Executive Officers” table.

Director Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our non-employee directors for services rendered as directors during fiscal year 2007. Information about compensation awarded to, paid to or earned by employee directors who are not Named Executive Officers can be found in “Certain Relationships and Related Transactions.”

Name	Fees Earned or Paid in Cash($)(1)		Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)	Total($)
Michael J. Birck	76,666		-	17,293	-	93,959
Michelle L. Collins	134,666	(3)	-	3,678	-	138,344
Edgar D. Jannotta	80,666		-	25,529	-	106,195
Kazumasa Kusaka	13,000		-	-	-	13,000
David L. Landsittel	144,666	(3)	-	1,012	-	145,678
Donald G. Lubin	74,666		-	17,293	-	91,959
Robert J. Potter	105,666		-	25,529	-	131,195

(1)	Includes amounts deferred at the election of a director.

(2)	The amounts shown represent the compensation costs of stock options for financial reporting purposes for fiscal year 2007 under FAS 123(R), rather than an amount paid to or realized by the director. The FAS 123(R) value as of the grant date for options is spread over the number of months of service required for the grant to become non-forfeitable. There can be no assurance that the FAS 123(R) amounts will ever by realized. Assumptions used in the calculation of these compensation costs are included in Note 16 to the consolidated financial statements included in the Annual Report on Form 10-K filed with the SEC on August 3, 2007. Option awards to acquire the following number of shares were outstanding as of June 30, 2007: Mr. Birck 10,000, Ms. Collins 2,000, Mr. Jannotta 15,000, Mr. Landsittel 600, Mr. Lubin 10,000, and Dr. Potter 15,000.

(3)	Includes amounts paid for service on the Special Committee established by the Board to review Molex’s past stock option practices.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of Molex stock beneficially owned by each director, the Named Executive Officers, and by all directors and executive officers as a group as of August 28, 2007. Molex’s Class A Common Stock is included in the table for informational purposes.

	Common Stock			Class B Common Stock		Total Voting Shares	Class A Common Stock
Name	Shares(1)%			Shares	%		Shares(1)		Options(2)%
Michael J. Birck	32,989		*	-	-	32,989	1,400		1,550	*
Michelle L. Collins	4,339		*	-	-	4,339	-		350	*
Edgar D. Jannotta	143,303		*	-	-	143,303	73,989		2,250	*
Frederick A. Krehbiel	25,974,793	(3)	26.12	47,052.5	49.9	26,021,845.5	117,335	(4)	5,001	*
Fred L. Krehbiel	958,790		1.0	1,701	1.8	960,491	485,214		-	*
John H. Krehbiel, Jr.	31,854,244	(5)	32.0	41,949.5	44.5	31,896,193.5	5,097,629	(6)	5,001	6.0
Kazumasa Kusaka	-		*	-	-	-	-		-	*
David L. Landsittel	6,454		*	-	-	6,454	-		100	*
Donald G. Lubin	32,012		*	-	-	32,012	9,074		1,550	*
Robert J. Potter	49,036		*	-	-	49,036	3,009		2,250	*
Martin P. Slark(7)	141,141		*	-	-	141,141	88,394		43,750	*
Robert B. Mahoney(8)	32,920		*	-	-	32,920	64,748		31,250	*
James E. Fleischhacker(9)	93,457		*	-	-	93,457	60,400		25,000	*
Ronald L. Schubel	104,648		*	-	-	104,648	45,224		25,000	*
David D. Johnson	2,548		*	-	-	2,548	17,637		7,500	*

All Directors and Executive Officers as a Group (20 people)(10)	38,066,670		38.3	90,703	96.2	38,157,373	6,184,268		156,050	7.5

*	Less than 1%

(1)	Includes stock units credited to the accounts of non-employee directors under our deferred compensation plans. Stock units are distributed in shares of Common Stock. Messrs. Jannotta and Potter were participants in the deferred compensation plan at the time that Molex issued its Class A Common Stock so their stock unit accounts were credited with one share of Class A Common Stock for each share of Common Stock credited to their accounts at the time of the issuance.

(2)	These are stock options exercisable within 60 days of August 28, 2007.

(3)	Includes 21,407,343 shares held by the Krehbiel Limited Partnership. Mr. Krehbiel and his brother John H. Krehbiel, Jr., are each general and limited partners of the Partnership and share the power to vote and dispose of the shares held by the Partnership. Also includes 3,578,186 shares owned indirectly as trustee for family members and 3,745 shares beneficially owned by Mr. Krehbiel’s spouse. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for family members. 847,116 of these shares are pledged to a financial institution as collateral for a line of credit.

(4)	Includes 109,593 shares owned indirectly as trustee for family members, and 3,666 shares beneficially owned by Mr. Krehbiel’s spouse. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for family members.

(5)	Includes 21,407,343 shares held by the Krehbiel Limited Partnership. See footnote (3) above. Also includes 9,691,112 shares owned indirectly by a trust, 221,275 shares owned indirectly as trustee for family members, and 6,952 shares beneficially owned by Mr. Krehbiel’s spouse. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for family members. 649,752 of these shares are pledged to a financial institution as collateral for a line of credit.

(6)	Includes 3,844,521 shares owned indirectly by a trust, 130,275 shares owned indirectly as trustee for family members and 3,602 shares beneficially owned by Mr. Krehbiel’s spouse. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for family members.

(7)	Includes 119,547 Common Stock shares and 63,996 Class A Common Stock shares beneficially owned by a trust, and 643 Common Stock shares and 9,641 Class A Common Stock shares beneficially owned by family members.

(8)	Includes 14 Class A Common Stock shares beneficially owned by a trust and Mr. Mahoney’s spouse.

(9)	Includes 27 Common Stock shares and 42 Class A Common Stock shares beneficially owned by Mr. Fleischhacker’s spouse.

(10)	The Krehbiel Partnership shares beneficially owned by both Frederick A. Krehbiel and John H. Krehbiel, Jr. are counted once for purposes of these totals.

Stock Ownership Guidelines for Directors and Executive Officers

The stock ownership guidelines for non-employee directors require them to own 500 shares (and/or stock units) of Molex stock within three years of commencement of service and 1,000 shares (and/or stock units) of Molex stock within six years of commencement of service. As of August 28, 2007, each non-employee director, other than Mr. Kusaka who joined the Board in May 2007, had met the stock ownership guidelines.

Under the stock ownership guidelines for executive officers, the Chief Executive Officer is required to own Molex stock equal in value to at least three times his annual base salary, and each other executive officer is required to own Molex stock equal in value to at least two times his or her annual base salary. A new executive officer is given five years to meet these guidelines. We make exceptions to these guidelines for an executive officer expected to retire within three years or for economic hardship. As of August 28, 2007, each executive officer had met, or was on track to meet, the stock ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Molex’s directors and certain of its officers to file reports of their ownership of Molex stock and of changes in such ownership with the SEC. SEC regulations also require us to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based on our review of the reports we have received or assisted in preparing, we believe that all of our directors and officers complied with all the reporting requirements applicable to them with respect to transactions during fiscal year 2007.

SECURITY OWNERSHIP OF MORE THAN 5% STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of the stockholders of more than 5% (other than directors and executive officers) of the outstanding Molex stock as of August 28, 2007. Molex’s Class A Common Stock is included in the table for informational purposes.

	Common Stock		Class A Common Stock
Name	Shares	%	Shares	%

Krehbiel Limited Partnership (1) 2222 Wellington Court Lisle, IL 60532	21,407,343	21.5	-	-

AMVESCAP PLC (2) 30 Finsbury Square London, EC2A 1AG United Kingdom	-	-	9,926,097	11.7

Janus Capital Management LLC (3) 151 Detroit Street Denver, CO 80206	5,912,400	6.0	-	-

(1)	As reported in a Schedule 13D dated March 16, 2007. See footnote (3) of the “Security Ownership of Directors and Executive Officers” table.

(2)	As reported in a Schedule 13G dated February 14, 2007, by AMVESCAP PLC, AIM Advisors, Inc., AIM Capital Management, Inc., AIM Funds Management, Inc., Atlantic Trust Company, N.A., PowerShares Capital Management LLC, and Stein Roe Investment Counsel, Inc. AIM Advisors reports that it exercises sole voting and dispositive power over 564,505 shares; AIM Capital reports that it exercises sole voting and dispositive power over 15,800 shares; AIM Funds reports that it exercises sole voting and dispositive power over 9, 319, 444 shares; Atlantic Trust reports that it exercises sole voting and dispositive power over 608 shares; PowerShares reports that it exercises sole voting and dispositive power 3,532 shares; and Stein Roe reports that it exercises sole voting and dispositive power over 22,208 shares. AMVESCAP disclaims beneficial ownership of such shares.

(3)	As reported in a Schedule 13G dated February 14, 2007, by Janus Capital Management LLC and Enhanced Investment Technologies LLC. The parties report that they exercise shared voting and dispositive power over such shares.

ITEM 2

APPROVAL OF THE AMENDED 2000 MOLEX LONG-TERM STOCK PLAN

The purpose of the 2000 Molex Long-Term Stock Plan (2000 Plan) is to optimize our profitability and growth through incentives which are consistent with our goals and which link and align the personal interests of senior management to those of our stockholders. The 2000 Plan is further intended to enable us to attract, motivate, and retain the services of key employees who make significant contributions to our success and to allow such employees to share in our success. The 2000 Plan was adopted by our stockholders on October 20, 2000. Amendments to the 2000 Plan were subsequently approved by our stockholders on October 24, 2003 and October 28, 2005. The Compensation Committee is currently authorized to issue nonqualified stock options and restricted stock grants under the 2000 Plan.

On August 10, 2007, the Board of Directors, acting on the recommendation of the Compensation Committee, approved amendments to the 2000 Plan, subject to stockholder approval, that would permit the Compensation Committee to grant performance-based restricted stock that meets the definition of performance-based compensation under Internal Revenue Code Section 162(m) for tax deductibility purposes (Performance Shares). The amended 2000 Plan is being submitted for approval to our stockholders in accordance with NASDAQ requirements and to qualify Performance Shares under Section 162(m).

2000 Plan Summary

The following is a brief but not comprehensive summary of the amended 2000 Plan as it relates to the grant of Performance Shares. The complete text of the 2000 Plan is attached as Appendix V and reference is made to that appendix for a complete statement of the provisions of the 2000 Plan.

Plan Administration.    The 2000 Plan is administered by the Compensation Committee which is comprised of non-employee directors who meet the applicable independence requirements. Subject to the provisions of the 2000 Plan, the Compensation Committee has full and exclusive discretionary power to interpret the terms and the intent of the 2000 Plan, any award agreement or other document ancillary to or in connection with the 2000 Plan, to determine eligibility for awards, to select award recipients, and establish all award terms and conditions (including performance criteria and restrictions).

Shares Reserved For Issuance.    There are 12,000,000 shares of Class A Common Stock available for issuance under the 2000 Plan. The Compensation Committee may make adjustments to the number of available shares and the number of shares underlying an award to prevent dilution upon the occurrence of certain corporate events, including a change in our stock or our capitalization through reorganization, recapitalization, stock split, stock dividend, merger or consolidation or other distribution of stock or property. Shares of Class A Common Stock covered by an award are only counted as used to the extent they are actually issued. Any shares related to awards that terminate by expiration, forfeiture, cancellation, or otherwise will be available again for grant.

Moreover, if the stock option exercise price or the tax withholding requirements with respect to any award granted under the 2000 Plan are satisfied by tendering shares of Class A Common Stock, only the number of shares issued, net of the shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of shares available for issuance under the 2000 Plan.

Performance Shares.    The amended 2000 Plan would permit the Compensation Committee to grant awards of Performance Shares. The number of shares actually received by a participant would be determined as a function of the extent to which corresponding performance criteria have been achieved. Under the terms of the 2000 Plan, no participant may receive awards exceeding 500,000 shares of Class A Common Stock pursuant to a stock option, restricted stock and/or Performance Share grant in a single calendar year.

Section 162(m) and Performance Goals.    Section 162(m) precludes us from taking a deduction for compensation in excess of $1 million paid to certain of our executive officers. Certain qualified performance-based compensation is excluded from this limitation. If the 2000 Plan is approved and the other conditions of the 2000 Plan and Section 162(m) are met, the vesting of Performance Shares will be excluded from the Section 162(m) limitation because they will qualify as performance-based compensation.

Performance goals will be based on one or more of the following performance measures: net earnings or net income (before or after taxes); earnings per share; net sales or revenue growth; net operating profit; return measures (including, but not limited to, return on assets, return on net assets, capital, invested capital, equity, sales, or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); EBIT or earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; market share; total shareholder return; customer satisfaction; working capital targets; and economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

In the Compensation Committee’s discretion, performance goals may be expressed in terms of attaining a specified level of the particular measure within a specified performance period, or the attainment of a percentage increase or decrease in the particular measure within a specified performance period, or any of the performance measures as compared to the performance of a group of comparator companies, or published or special indices, or the Compensation Committee may select a share price as compared to various stock market indices.

Performance Evaluation.    The Compensation Committee may provide that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items; acquisitions or divestitures; and foreign exchange gains and losses.

Vesting of Performance Shares.    The vesting of Performance Shares granted to employees will be based on the attainment of performance goals pre-established by the Compensation Committee from the list of applicable performance measures. The Compensation Committee also has the authority to provide for accelerated vesting of any Performance Shares based on the achievement of performance goals pursuant to the specified performance measures in the event of death, disability or retirement that occurs during the last six months of a performance period. For purposes of the 2000 Plan, “retirement” is defined as age 59 1/2 and 15 consecutive years of service. Unvested Performance Shares will be cancelled immediately upon a termination of service other than for death, disability or retirement.

Transferability.    Performance Shares may not be transferred, other than by will or by the laws of descent and distribution.

New Plan Benefits

As of the date of this Proxy Statement, no Performance Shares have been granted under the amended 2000 Plan and none will be granted unless and until it is approved by stockholders. Because of the discretionary nature of any future awards of Performance Shares, the amount of such awards is not determinable at this time with respect to our executive officers, including the Named Executive Officers.

Certain Federal Income Tax Consequences of Performance Shares

Set forth below is a discussion of certain U.S. federal income tax consequences with respect to Performance Shares. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and related regulations and interpretations for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

A participant who is awarded Performance Shares will not recognize income, and we will not be allowed a deduction, at the time the award is made. When shares of Class A Common Stock are issued pursuant to a Performance Share award, the aggregate fair market value of the shares will be ordinary income to the participant and we will be allowed a deduction for federal income tax purposes.

Our allowable federal income tax deduction for compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers serving as such at the end of the fiscal year is limited to no more than $1,000,000 per year per individual. This limitation on deductibility is subject to certain exemptions, including an exemption relating to performance-based compensation that is payable: (1) solely on account of the achievement of one or more performance goals established by a compensation committee consisting exclusively of two or more outside directors; (2) under a plan the material terms of which are approved by stockholders before payment is made; and (3) solely upon certification by such compensation committee that the performance goals and other material conditions precedent to the payment have been satisfied.

The amended 2000 Plan is structured so that compensation paid will qualify for this performance-based exception to the extent practicable to do so. The Compensation Committee has discretion to eliminate or reduce the size of awards of Performance Shares based on factors it deems appropriate. The Compensation Committee may also grant Performance Shares that are not based on the performance measures specified above, in which case the compensation paid under such awards to the employee may not be deductible.

Vote Required

Item 2 must be approved separately by a majority of the shares of Common Stock voting as a class and the majority of the shares of Class B Common Stock voting as a class. Abstentions will have the same effect as votes against the proposal, and broker non-votes will have no effect on the result of the votes on the proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2

ITEM 3

APPROVAL OF THE AMENDED 2005 MOLEX INCENTIVE STOCK OPTION PLAN

The purpose of the 2005 Molex Incentive Stock Option Plan (2005 Plan) is to enable us to attract, motivate, and retain the services of executive officers and members of the Board of Directors who make significant contributions to our success and to allow such individuals to share in our success. The 2005 Plan was adopted by our stockholders on October 28, 2005, and permits the grant of incentive stock options and/or nonqualified stock options to our executive officers. In addition, under the 2005 Plan non-employee directors receive an automatic non-discretionary annual grant of stock options on the date of the annual stockholders meeting.

On August 10, 2007, the Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, approved amendments to the 2005 Plan, subject to stockholder approval, that would increase the number of stock options annually granted to non-employee directors and would increase the maximum number of shares that may be granted to non-employee directors. The amended 2005 Plan is being submitted for approval to our stockholders in accordance with NASDAQ requirements.

2005 Plan Summary

The following is a brief but not comprehensive summary of the amended 2005 Plan as it relates to stock option grants to non-employee directors. The complete text of the 2005 Plan is attached as Appendix VI and reference is made to that appendix for a complete statement of the provisions of the 2005 Plan.

Plan Administration.    The 2005 Plan is administered by the Compensation Committee which is comprised of non-employee directors who meet the applicable independence requirements. As noted above, grants to non-employee directors are automatic and non-discretionary so no action is necessary or taken by the Compensation Committee with respect to these grants.

Shares Reserved For Issuance.    There are 500,000 shares of Class A Common Stock available for issuance under the 2005 Plan. The Compensation Committee may make adjustments to the number of available shares and the number of shares underlying an award to prevent dilution upon the occurrence of certain corporate events, including a change in our stock or our capitalization through reorganization, recapitalization, stock split, stock dividend, merger or consolidation or other distribution of stock or property. Shares of Class A Common Stock covered by an award are only counted as used to the extent they are actually issued. Any shares related to awards that terminate by expiration, forfeiture, cancellation, or otherwise will be available again for grant.

Moreover, if the stock option exercise price or the tax withholding requirements with respect to any award granted under the 2005 Plan are satisfied by tendering shares of Class A Common Stock, only the number of shares issued, net of the shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of shares available for issuance under the 2005 Plan.

Grants to Non-Employee Directors.    Prior to the proposed amendments to the 2005 Plan, non-employee directors were granted stock options to purchase 200 shares of Class A Common Stock multiplied by the number of years of service, or fraction thereof, on the date of the annual meeting of stockholders. This amount increased to 500 shares of Class A Common Stock multiplied by the number of years of service, or fraction thereof, if certain net profit and net sales revenue goals were met. In no event could a non-employee director receive an annual grant in excess of 3,000 shares or with a value in excess of $100,000, whichever is less. The proposed amendments would increase the number of shares granted annually to non-employee directors to 500 shares multiplied by the number of years of service, or fraction thereof, with no performance requirement; and would increase the maximum annual grant to 5,000 shares or shares with a value in excess of $150,000, whichever is less.

Vesting.    Stock options granted to non-employee directors vest ratably over four years commencing on the first anniversary of the grant date and expire on the fifth anniversary of the grant date. The Compensation Committee has the discretion to accelerate the vesting of stock options granted to non-employee directors in the event of death, disability or retirement. For purposes of the 2005 Plan, “retirement” is defined as age 59 1/2 and 15 consecutive years of service. Unvested stock options will be cancelled immediately upon a termination of service other than for death, disability or retirement.

Transferability.    Performance Shares may not be transferred, other than by will or by the laws of descent and distribution.

New Plan Benefits

The number of shares underlying stock option grants to non-employee directors under the amended 2005 Plan is not determinable at this time. The non-employee directors who would be eligible to receive an automatic non-discretionary grant if the amended 2005 Plan is approved have the following years, or fraction thereof, of service: Mr. Birck, 12 years; Ms. Collins, four years; Mr. Jannotta, 21 years; Mr. Kusaka, five months; Mr. Landsittel, three years; Mr. Lubin, 13 years; and Dr. Potter 26 years.

Certain Federal Income Tax Consequences

Set forth below is a discussion of certain U.S. federal income tax consequences with respect to stock options granted to non-employee directors. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and related regulations and interpretations for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

A non-employee director will not be taxed at the time a stock option is granted. In general, a non-employee director exercising a stock option will recognize ordinary income equal to the excess of the fair market value of the Class A Common Stock on the exercise date over the stock option exercise price. Upon subsequent disposition of the underlying stock, the difference between the amount realized and the fair market value of the Class A Common Stock on the exercise date will constitute capital gain or loss. We will not recognize income, gain or loss upon the granting of a stock option, but upon the exercise of a stock option by a non-employee director, we are entitled to an income tax deduction equal to the amount of ordinary income recognized by the non-employee director.

Vote Required

Item 3 must be approved separately by a majority of the shares of Common Stock voting as a class and the majority of the shares of Class B Common Stock voting as a class. Abstentions will have the same effect as votes against the proposal, and broker non-votes will have no effect on the result of the votes on the proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 3

ITEM 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP (E&Y) as Molex’s independent auditors for the fiscal year ending June 30, 2008, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. A representative of E&Y is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of E&Y as Molex’s independent auditors is not required by the Bylaws or otherwise, but the Board believes that as a matter of corporate practice the selection of E&Y should be submitted to Molex’s stockholders for ratification. If the stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain E&Y. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Molex and its stockholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 4

AUDIT MATTERS

Audit Committee Report

The Audit Committee acts on behalf of the Board of Directors by providing oversight on the following matters: the quality and integrity of Molex’s financial statements, internal controls and other accounting, auditing and reporting practices; the audits of Molex’s financial statements; compliance with legal and regulatory requirements; and the activities of the internal audit function. Molex’s management is responsible for preparing the financial statements, establishing and maintaining the system of internal controls, and assessing the effectiveness of Molex’s internal control over financial reporting. E&Y is responsible for auditing the annual financial statements, and expressing opinions on the conformity of the financial statements with U.S. generally accepted accounting principles, on management’s assessment of the effectiveness of internal control over financial reporting, and on the effectiveness of Molex’s internal control over financial reporting based on its audit.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and E&Y the audited financial statements for the fiscal year ended June 30, 2007 and the reasonableness of significant estimates and judgments made in preparing the financial statements, as well as the clarity of the disclosures in the financial statements. The Audit Committee also discussed separately with Molex’s internal auditor and E&Y, with and without management present, their evaluations of Molex’s internal control over financial reporting and the overall quality of Molex’s financial reporting.

The Audit Committee discussed with E&Y such matters as are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committee, as amended. In addition, E&Y has provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and E&Y have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by E&Y and the fees and costs billed and expected to be billed by E&Y for those services. All of the non-audit services provided by E&Y have been pre-approved by the Audit Committee in accordance with its Pre-Approval Policy. When approving the retention of E&Y for these non-audit services, the Audit Committee has considered whether the retention of E&Y for these non-audit services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and E&Y referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Molex’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board, and the Board has approved subject to shareholder ratification, the selection of E&Y as Molex’s independent auditors for the fiscal year ending June 30, 2008.

Audit Committee:

David L. Landsittel, Chairman

Michelle L. Collins

Robert J. Potter

Independent Auditors’ Fees

The following table presents fees for professional audit services rendered by Molex’s independent auditors for the audit of Molex’s annual financial statements for the years ended June 30, 2007 and June 30, 2006, and fees billed for other services rendered by the independent auditors during those periods.

	FY2007	FY2006
Audit Fees (1)	$3,712,018	$3,138,668
Audit-Related Fees (2)	$524,469	$75,695
Tax Fees (3)	$931,879	$824,842
All Other Fees (4)	$17,405	$43,000

Total	$5,185,771	$4,082,205

(1)	Audit Fees were principally for audit work performed on the consolidated financial statements and internal control over financial reporting, as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audit services.

(2)	Audit-related fees were principally for consultations as to the accounting or disclosure treatment of transactions or events, services related to post-acquisition reviews, royalty audits and local grant audits, preliminary due diligence pertaining to potential business acquisitions/dispositions and financial statement audits of employee benefit plans. The fiscal year 2007 fees include services provided by E&Y relating to our review of our past stock option practices.

(3)	Tax fees were principally for services related to domestic and international tax compliance and reporting, including services related to expatriate tax compliance.

(4)	During fiscal years 2006 and 2007, Molex reimbursed E&Y for its reasonable costs incurred in responding to discovery subpoena related to the securities litigation in which Molex was involved.

Policy on Audit Committee Pre-Approval of Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.

Management submits to the Audit Committee a list of services and related fees expected to be rendered during that year within each of four categories of services: audit services, audit-related services, tax services, and all other services. Prior to engagement, the Audit Committee pre-approves services within each category and the fees for each category are budgeted. The Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. Pursuant to the policy, 100% of all services provided by the independent auditors were pre-approved by the Audit Committee.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Since its beginnings in 1938, we have been focused on sustaining our success over the long-term. Given the competitiveness of our business environment and the rapidly changing technology industry, we believe that our executive compensation program must closely reflect the realities of our business environment and must also support our long-standing values of sustained growth and teamwork. Accordingly, the program and its underlying philosophy are reviewed at least annually to determine what, if any, modifications should be considered. The Compensation Committee of the Board of Directors is responsible for establishing executive compensation policies and overseeing our executive compensation practices.

Objectives

The overall objectives of our executive compensation program are to attract world-class executive talent, retain key leaders, reward short- and long-term performance, and align executives’ long-term interests with those of our stockholders. We focus on the following core principles in structuring an effective compensation program that meets our stated objectives:

•	Performance – We endeavor to align executive compensation with the achievement of operational and financial results and individual contributions.

•	Balance – We balance rewards for our demanding executive roles between short-term and long-term financial and strategic decisions to enhance performance over time.

•

Competitiveness – We believe that in total our executive compensation should be targeted above the median of our peer group. This target compensation positioning allows us to retain highly experienced executives to more flexibly manage our business as well as to effectively recruit highly qualified candidates when necessary.

Executive Compensation Practices

In determining the design and the level of each element of compensation we undertake a thorough review of competitive market information. We have retained Watson Wyatt to develop competitive market information and assist us in making recommendations to the Compensation Committee with respect to the composition of the peer group companies, total compensation levels for our executive officers, and the mix and design of incentive compensation. The companies in the peer group are representative of the types of companies with which we compete for executive talent and include: AVX, Amphenol Corp., Analog Devices, Benchmark Electronics, Cooper Industries, Genuine Parts Co., Hubbel Inc., ITT Corp., International Rectifier, Jabil Circuit, KLA-Tencor Corp., Network Appliance, SPX Corp., Seagate Technology, Solectron Corp., Teradyne, Thomas & Betts Corp., Vishay Intertechnology and Western Digital Corp. The peer group company compensation data that is presented to the Compensation Committee is supplemented with compensation data from broader, general industry surveys provided to us by Watson Wyatt.

The Compensation Committee has retained an independent compensation consultant, The Delves Group, to provide advice and assist it in its decision-making. Recommendations on the CEO’s compensation arrangements are made by the Co-Chairmen of the Board and the CEO’s pay is set by the Compensation Committee during executive session based on the Compensation Committee’s assessment of the CEO’s individual performance, the financial and operating performance of Molex, the recommendations of the Co-Chairmen, and the competitive market data presented to the Compensation Committee. The CEO reviews with the Compensation Committee his assessment of the performance of other executive officers and makes recommendations to the Compensation Committee concerning the compensation of such officers. The Compensation Committee considers the CEO’s recommendations based on each executive’s individual responsibility, performance, overall contribution, and the competitive market data presented to the Compensation Committee, then determines the compensation arrangements for these individuals. The Delves Group reviews the compensation data and recommendations presented to the Compensation Committee and provides observations on such data and recommendations.

Elements of Compensation

Our executive compensation program is comprised primarily of three elements: base salary, merit bonuses and long-term equity incentives. Each of these elements plays an important role in balancing executive rewards over short- and long-term periods, based on our program objectives.

Although we have no formal policy for a specific allocation between current and long-term compensation or between cash and non-cash compensation, the Compensation Committee has established a pay mix for executive officers that balances performance-based pay with retention-based equity awards. Executive compensation is divided between current and long-term compensation, and cash and non-cash compensation, to generally reflect market practice and to provide executive officers with attractive levels of current pay while encouraging officers to remain with us for the long-term. Generally, the amount of equity compensation granted is not impacted by the realized or potentially realizable gains of past equity awards.

Salaries

Salaries for our executive officers are determined based on individual performance and experience and compared to the salaries of executives in similar positions at peer companies. We target salaries between the 50th and 75th percentiles of our peer group with the expectation that successful performance over time will position pay at or above the 75th percentile. In any given year, actual individual salaries may range above or below the 75th percentile based on a variety of factors, including position level, executive experience relative to industry peers, time in position, individual performance, future potential, and leadership qualities.

Merit Bonuses

The purpose of the merit bonus is to provide a competitive annual cash incentive opportunity that rewards both Molex performance toward corporate growth objectives and also individual achievements. The merit bonus is a short-term annual incentive paid in cash pursuant to arrangements that cover all executive officers, including the CEO, and provide that a bonus will be paid upon the achievement of two performance metrics: a quantitative performance measure that makes up 80% of the bonus, and performance against previously defined individual goals, which makes up the remaining 20%. The Compensation Committee selects the performance measure at the beginning of each fiscal year. For fiscal year 2007, profit-before-tax (PBT) was selected as the performance measure because it encourages management to focus on all aspects of performance, including top-line growth in revenue and bottom-line results.

Individual performance goals are also established by the Compensation Committee and the CEO at the beginning of each fiscal year. These individual performance goals may be based on a variety of factors, including internal budget goals, investor expectations, peer company results, prior year Molex performance, upcoming fiscal year business plans, and strategic initiatives. Each officer’s performance against individual goals is assessed at the end of the fiscal year. The Co-Chairmen of the Board are not assigned individual performance goals—the Compensation Committee determines, in its sole discretion, the percent of base salary that should be awarded to each of the Co-Chairmen under this component based upon their special contributions.

For fiscal year 2007, the Compensation Committee set the PBT threshold at 90% of budgeted PBT. The Compensation Committee also determines in advance the bonus targets and bonus maximums that can be achieved and sets corresponding performance measures. Bonus targets generally correspond to the median of the published surveys utilized by the Compensation Committee and management. The target award opportunity for our CEO is equal to 75% of salary, and the target award opportunities for other executive officers range from 50% to 60% of base salary. The maximum award opportunity for our CEO is equal to 150% of base salary, and the maximum award opportunities for other executive officers range from 100% to 120%. The Compensation Committee considers Molex’s performance against the performance measure and its assessment of each officer’s performance against individual goals to determine the amount of merit bonus to be paid out.

For fiscal year 2008, the Compensation Committee selected year-over-year growth in operating income (before restructuring charges) as the performance measure for merit bonus arrangements because it is the key measure being used to evaluate our divisions under our new global operating structure. The Compensation Committee did not set a threshold performance level; any improvement in operating income as compared to fiscal year 2007 will result in the payment of some level of cash merit bonus.

Long-Term Incentives

We award a combination of stock options and restricted stock to focus executive officers on long-term value creation and achievement of key performance goals. Equity awards help to align the interests of our executive officers with those of our stockholders. Executive officers receive stock options that provide them with the right to buy a fixed number of shares of Molex Class A Common Stock at the closing price of the stock on the grant date. Generally, options vest ratably over four years beginning on the first anniversary of the grant date. Restricted stock awards of Molex Class A Common Stock are granted at no cost to the executive officer. Generally, restricted stock awards vest ratably over four years beginning on the first anniversary of the grant date. The vesting of stock options and restricted stock awards is accelerated upon the death, total disability or qualified retirement of an executive officer.

We believe that equity awards, more than any other element of compensation, provide our executive officers with incentives to improve the operations of Molex over the long-term. This performance incentive combined with the fact that equity awards allow us to retain valuable executives and align the interests of our executives with those of stockholders, is why the Compensation Committee has historically provided equity awards that are at the 75th percentile or higher of our peer group.

In August 2007, the Compensation Committee recommended, and the Board approved, amendments to the 2000 Molex Long-Term Stock Plan that would permit the grant of performance-based restricted stock. The amended plan is included in this Proxy Statement for stockholder approval. If the amended plan is approved, the Compensation Committee intends to replace a portion of time-based equity awards with performance-based restricted stock. The Compensation Committee believes this is an important enhancement to our overall executive compensation package and that it better aligns the interests of executive officers and stockholders while increasing the focus on critical corporate performance goals.

Long-Term Incentive Grant Practices

As previously disclosed, we undertook a voluntary internal review of our past practices related to grants of stock options. As a result of our preliminary review, a Special Committee of independent directors was formed to commence an investigation of our stock option granting practices. We announced that the Special Committee concluded that the dates of stock option and restricted stock grants to executive officers in a number of instances differed from the dates such grants were approved by the Compensation Committee such that the exercise price on the stated grant date was lower than the exercise price on the approval date.

We also previously announced that our executive officers agreed to repay their portion of the $685,000 in total gains realized by them as a result of the misdating and also agreed to increase the exercise prices of their unexercised options so that there would be no future gain due to misdating of grants, all of which has occurred.

We have improved and strengthened our procedures, processes and systems relating to our stock option program to provide appropriate safeguards and greater internal control over the stock option granting and administration function. One important improvement is that we have formalized and documented stock option granting procedures approved by the Compensation Committee and the Board which set August 15 (or the next trading day if markets are closed on August 15) as the date for annual grants to executive officers.

Under the new grant procedures, management recommends to the Compensation Committee equity award grant levels for the executive officers. The grants are then reviewed and approved by the Compensation Committee with an effective grant date of August 15th. The Compensation Committee approves these grants either at a meeting in advance of August 15th or on August 15th.

Fiscal Year 2007 Compensation Decisions

As previously noted, the Compensation Committee selected PBT as the performance measure for the fiscal year 2007 merit bonus. In addition, the Compensation Committee approved individual performance goals at the beginning of fiscal year 2007 for the CEO, and the Committee and the CEO approved performance goals for the other executive officers. The CEO’s individual performance goal areas included: finalization and implementation of the global reorganization to improve revenue growth and profitability; successful integration of the Woodhead acquisition; continuous strengthening of Molex’s global organization; increased stakeholder contact; and implementation of a quality manufacturing initiative.

In August 2007, the Compensation Committee and the Co-Chairman of the Board conducted an evaluation of the performance of the CEO, and the Committee and the CEO conducted an evaluation of the performance of the other executive officers during fiscal year 2007 against the goals and objectives the Compensation Committee and the CEO had approved for them. Based upon these evaluations, decisions were made regarding salary increases, merit bonuses and long-term incentives. The Named Executive Officers received the following salary increases effective September 1, 2007: Mr. Slark 4%, Mr. Fleischhacker 4%, and Mr. Johnson 4%. Mr. Schubel did not receive a salary increase because he will be retiring from Molex effective September 30, 2007. Also, as previously announced, Mr. Mahoney resigned from his position as an executive officer of Molex at the end of fiscal year 2007 so he was not eligible for a salary increase.

Despite good overall performance in fiscal year 2007, the threshold PBT was not achieved and the executive officers, including the Named Executive Officers, did not receive a merit bonus for fiscal year 2007 performance.

In keeping with our philosophy of aligning management and stockholder interests and considering the future contributions expected of the executive officers, the Compensation Committee granted on August 15, 2006, long-term incentive awards to each executive officer. See the “Grants of Plan-Based Awards Table” for the equity granted to the Named Executive Officers.

The Compensation Committee reviewed with management all principal components of executive compensation and concluded that compensation levels are reasonable and in the best interests of Molex and its stockholders.

Retirement, Savings and Insurance Benefits

In order to provide competitive total compensation, we offer qualified profit sharing and 401(k) defined contribution plans. U.S.-based executive officers participate in these plans on the same terms as other salaried employees. The ability of executive officers to participate fully in these plans is limited under IRS and ERISA requirements. As is commonly the case among our peer group, we offer to executive officers nonqualified counterparts to these plans, which are not subject to these limitations. Additionally, we offer a nonqualified deferred compensation plan and supplemental life insurance coverage.

We do not offer pension benefits to our executive officers. On a case-by-case basis, the Compensation Committee has approved individual retirement packages, in addition to the retirement benefits generally available under other employee benefit plans, to retiring executive officers based on years of service and contribution to Molex.

In April 2006, we entered into a retirement agreement with Mr. Schubel in light of his planned retirement on September 30, 2007. The retirement agreement reflects the valuable contributions to Molex made by Mr. Schubel over his 26-year career and provides for salary continuation for three years following retirement and medical coverage under our retiree medical program. Mr. Schubel’s unvested stock options and restricted stock awards will become immediately vested and exercisable upon his retirement and will expire in accordance with the terms of the applicable equity plan.

Defined Contribution Plans

The Molex Incorporated Profit Sharing and Retirement Plan is a defined contribution plan under which we make discretionary annual contributions of a fixed percentage of eligible compensation to a participant’s account. We make contributions to the Profit Sharing Plan for executive officers on the same terms as applicable to all participating employees. During fiscal year 2007, we made a contribution equal to 9.2% of eligible compensation to all eligible employees, including the U.S.-based executive officers.

Executive officers may also participate in the Molex Incorporated Employees 401(k) Plan, a defined contribution plan. Under this plan, each executive officer may contribute a maximum of 25% of eligible pay on a pre-tax basis up to the IRS limit. We match the contributions of executive officers on the same terms as are applicable to all participating employees. We match up to 1% of an employee’s contributions. Additional information about these plans can be found under “Executive Compensation”.

Supplemental Executive Retirement Plan

The Molex Supplemental Executive Retirement Plan is a combined non-qualified defined contribution and deferred compensation plan available to all participants in the Profit Sharing Plan who are affected by the IRS contribution limit. Additional information about this plan can be found under “Executive Compensation”.

Executive Perquisites

We provide certain perquisites to our executive officers; we are selective in our use of perquisites, utilizing perquisites of which the value is generally modest. These perquisites may include car allowances, leased automobiles, financial planning and counseling, executive physical medical examinations and other customary executive perquisites. The Compensation Committee has adopted a perquisite pre-approval policy. Under this policy, certain perquisites and maximum amounts for such perquisites have been pre-approved by the Compensation Committee. The Compensation Committee has delegated authority to the CEO to approve such perquisites for other executive officers. The Compensation Committee must separately approve any perquisites not specifically included in the policy or amounts that exceed the maximum amounts.

Employment Agreements, Severance Arrangements and Change in Control Benefits

We do not currently offer employment agreements, severance agreements, or change in control agreements to the Named Executive Officers or any other executive officer. As the Compensation Committee annually reassesses the effectiveness of the executive compensation program it also assesses the merits of offering these types of arrangements for executives. The Compensation Committee may decide to offer these types of benefits in the future.

Stock Ownership Guidelines

The Board strongly encourages stock ownership by executive officers. In 2004, we introduced minimum stock ownership guidelines for its executive officers that required them to own a number of shares equal in value to two times base salary. These guidelines, amended in August 2007, require the CEO to own a number of shares equal in value to three times base salary; the requirement for other executive officers remains at two times base salary.

Molex stock can be directly or beneficially owned; stock options and unvested restricted stock are not counted in determining ownership. Any individual promoted or hired into a position subject to these guidelines will have a five-year period within which to meet the ownership requirement. Mr. Slark currently holds shares in excess of five times his base salary. Messrs. Mahoney, Fleischhacker and Schubel hold shares with a value in excess of the ownership requirement. Mr. Johnson, who joined Molex in 2005, is on track to meet the ownership requirement.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to certain executive officers is generally not deductible for purposes of corporate federal income taxes. However, qualified performance-based compensation within the meaning of Section 162(m) and applicable regulations remains deductible. The Compensation Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policies and practices. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. We will take appropriate action to maintain the tax deductibility of our executive compensation. However, when warranted due to competitive or other factors, the Compensation Committee may decide in certain circumstances to exceed the deductibility limit or to otherwise pay non-deductible compensation.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose executive officers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans or arrangements. Accordingly, it is our intention to design and administer, and where applicable to amend, our compensation and benefits plans and arrangements for all executive officers, including the Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion & Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the U.S. Securities and Exchange Commission.

Compensation Committee:

Robert J. Potter, Chairman

David L. Landsittel

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to, or earned by each of our Named Executive Officers for all services rendered to us in all capacities during fiscal year 2007.

Name	Salary($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total($)
Martin P. Slark Vice Chairman & Chief Executive Officer	833,333	1,120,651	1,858,885	-	199,854	4,012,723
Robert B. Mahoney Vice President(6)	564,635	568,709	1,129,042	-	417,380	2,679,766
James E. Fleischhacker Executive Vice President & President, Global Transportation Products Division	461,818	567,327	1,007,831	-	82,332	2,119,308
Ronald L. Schubel Executive Vice President(7)	497,144	595,800	591,498	-	166,409	1,850,851
David D. Johnson Executive Vice President, Treasurer & Chief Financial Officer	455,000	458,833	392,484	-	103,596	1,409,913

(1)	Includes amounts deferred at the election of a Named Executive Officer.

(2)	The amounts shown represent the compensation cost of stock awards for financial reporting purposes under FAS 123(R), rather than an amount paid to or realized by the Named Executive Officer. The FAS 123(R) value as of the grant date is spread over the number of months of service required for the grant to become non-forfeitable. Stock awards granted to Mr. Schubel in fiscal year 2007 were fully expensed during this period because of his retirement arrangement.

(3)	The amounts shown represent the compensation cost of stock option awards for financial reporting purposes under FAS 123(R), rather than an amount paid to or realized by the Named Executive Officer. The FAS 123(R) value as of the grant date is spread over the number of months of service required for the grant to become non-forfeitable. There can be no assurance that the FAS 123(R) amounts will ever be realized. Assumptions used in the calculation of these compensation costs are included in Note 16 to the consolidated financial statements included in the Annual Report on Form 10-K filed with the SEC on August 3, 2007. Stock options granted to Mr. Schubel in fiscal year 2007 were fully expensed during this period because of his retirement arrangement.

(4)	Since Molex’s operating performance bonus thresholds were not met in fiscal year 2007, the Named Executive Officers did not receive a cash merit bonus.

(5)	See the “All Other Compensation Table.”

(6)	Mr. Mahoney resigned as Executive Vice President and President, Asia Pacific South region, as of the end of fiscal year 2007. He will remain employed through October 31, 2007 to assist in a transition.

(7)	Mr. Schubel will retire effective September 30, 2007.

All Other Compensation Table

The following table sets forth dollar amounts for other compensation provided to the Named Executive Officers included in the “All Other Compensation” column of the “Summary Compensation Table.”

Name	Perquisites (1)	Tax Gross- Ups(2)	Retirement/ Severance	Company Contributions to Defined Contribution Plans(3)	Life Insurance Premiums	Total
M. Slark	57,752	1,993	-	136,086	4,023	199,854
R. Mahoney	328,517	270	-	86,817	1,776	417,380
J. Fleischhacker	7,970	166	-	72,420	1,776	82,332
R. Schubel	43,836	980	42,000(4)	77,817	1,776	166,409
D. Johnson	25,038	-	-	76,782	1,776	103,596

(1)	See the “Perquisites Table.”

(2)	Tax gross-ups relate to service anniversary awards made by us during fiscal year 2007.

(3)	See the “Company Contributions Table.”

(4)	In April 2006, we entered into a retirement agreement with Mr. Schubel in light of his planned retirement on September 30, 2007. We accrued the cost of Mr. Schubel’s retirement arrangement during fiscal year 2006. This amount represents withholding tax on his outstanding stock options that we inadvertently failed to accrue in fiscal year 2006.

Perquisites Table

The following table sets forth dollar amounts for perquisites provided to the Named Executive Officers included in the “Perquisites” column of the “All Other Compensation Table.” The amounts included in the table reflect the actual cost to us for providing these perquisites.

Perquisites	M. Slark	R. Mahoney	J. Fleischhacker	R. Schubel	D. Johnson
Car allowance	-	18,240(1)	-	-	-
Leased car	19,264	3,228	1,422	25,811	22,239
Financial planning and counseling	23,354	4,775	6,198	12,350	2,799
Physical Medical Examination	1,685	1,227	-	1,783	-
Company-paid housing allowance	-	156,827(2)	-	-	-
Club memberships	6,490(3)	5,135(4)	350(5)	-	-
Overseas assignment expenses	-	139,085(6)	-	-	-
Gifts to officer made by Molex(7)	6,959	-	-	3,892	-

Total	57,752	328,517	7,970	43,836	25,038

(1)	Mr. Mahoney served on expatriate assignment in Singapore during all of fiscal year 2007. This is an enhanced benefit outside of our Expatriate Policy but within the Compensation Committee’s perquisite pre-approval policy.

(2)	The amount shown is made up of rent and house maintenance expenses for Mr. Mahoney’s residence in Singapore. These expenses are within our Expatriate Policy.

(3)	The amount includes memberships in the Chicago Club and the Mid-America Club. These two memberships are used primarily for business purposes, but because corporate members are not permitted the memberships are held in Mr. Slark’s name.

(4)	The amount includes membership in a club in Singapore that is an enhanced benefit outside of our Expatriate Policy but within the Compensation Committee’s perquisite pre-approval policy.

(5)	The amount represents membership for an airline club lounge.

(6)	The amount shown relates to Mr. Mahoney’s overseas assignment in Singapore and includes amounts for tax equalization, education expenses for his children, expatriate travel expenses for him and his family, and payments to recognize the cost of living differential between the U.S. and Singapore. These expenses are within our Expatriate Policy.

(7)	The amounts represent the dollar value of service anniversary awards made by us.

Company Contributions Table

The following table sets forth dollar amounts included in the “Company Contributions to Defined Contribution Plans” column of the “All Other Compensation Table” as follows: (a) our matching contributions to the Molex Incorporated 401(k) Savings Plan, (b) our contributions to the Molex Incorporated Profit Sharing and Retirement Plan, and (c) our contributions to the 2005 Molex Supplemental Executive Retirement Plan. This table does not include contributions made by each of the Named Executive Officers to these plans.

Name	401(k) Plan	Profit-Sharing Plan	SERP	Total
M. Slark	2,300	21,021	112,765	136,086
R. Mahoney	2,300	21,021	63,496	86,817
J. Fleischhacker	2,300	21,021	49,099	72,420
R. Schubel	2,300	21,021	54,496	77,817
D. Johnson	2,300	21,021	53,461	76,782

Molex Incorporated 401(k) Savings Plan

We make matching contributions to the 401(k) Plan for each of the Named Executive Officers on the same terms as applicable to all participating employees. The 401(k) Plan permits participants to contribute a maximum of 25% of compensation subject to a dollar limit set by the IRS. For calendar year 2006 the IRS limit was $15,000, and for calendar year 2007 the IRS limit was $15,500. We match up to 1% of a participant’s contributions. Amounts contributed by us and participants may be invested in a variety of mutual funds, including money market, bond, fixed income, large-, mid-, and small-cap equity funds, international equity funds and life-style funds. Earnings on such investments were in the range of 4.87% to 26.88% during fiscal year 2007. Molex stock is not an investment option and “above market” crediting rates are not offered. A participant may transfer investments among the various investment alternatives on a daily basis.

Molex Incorporated Profit Sharing and Retirement Plan

The Profit Sharing Plan is a defined contribution plan under which we make discretionary annual contributions for each of the Named Executive Officers on the same terms as applicable to participating employees. During fiscal year 2007, we made a contribution equal to 9.2% of eligible compensation to U.S. eligible employees, including the Named Executive Officers. Eligible compensation includes base salary and bonuses subject to a dollar limit set by the IRS. For calendar year 2006 the IRS limit was $220,000, and for calendar year 2007 the IRS limit was $225,000. Our contributions in excess of these eligible compensation limits were contributed under the 2005 Molex Supplemental Executive Retirement Plan to restore the intended benefit of the Profit Sharing Plan.

Amounts that we contribute may be invested in a variety of mutual funds, including managed income, bond, fixed income, large-,mid-, and small-cap equity funds, international equity funds and life-style funds. Earnings on such investments were in the range of 4.29% to 23.67% during fiscal year 2007. Molex stock is not an investment option and “above market” crediting rates are not offered. A participant may transfer investments among the various investment alternatives on a daily basis. Amounts that we contribute commence vesting on a participant’s second anniversary of employment. At that time, amounts vest in 20% annual increments and become fully vested on the participant’s sixth anniversary of employment. Vested amounts are distributed to a participant upon termination of employment.

2005 Molex Supplemental Executive Retirement Plan (SERP)

The SERP is a combined non-qualified defined contribution and deferred compensation plan available to participants in the Profit Sharing Plan who are affected by the IRS contribution limit. As noted above, we contribute to the SERP the excess of eligible compensation that we were not able to contribute to the Profit Sharing Plan due to IRS contribution limits. Amounts that we contribute may be invested in a variety of mutual funds, including money market, bond, fixed income, large-,mid-, and small-cap equity funds, international equity funds and life-style funds. Earnings on such investments were in the range of 4.29% to 23.67% during fiscal year 2007. Molex stock is not an investment option and “above market” crediting rates are not offered. A participant may transfer investments among the various investment alternatives on a daily basis.

Amounts that we contribute under the SERP vest in the same manner as contributions to the Profit Sharing Plan. Vested amounts are distributed to a participant upon termination of employment. Participants may elect to receive their distributions in either a single lump sum payment or five annual installments. To the extent permitted under Section 409A of the Internal Revenue Code, distributions may be accelerated in the event of an unforeseeable emergency or financial hardship that we approve. Distributions to a Named Executive Officer due to termination of employment cannot begin earlier than six months after separation.

Additional information about the non-qualified deferred compensation component of the SERP is included with the “Nonqualified Deferred Compensation Table.”

Grants of Plan-Based Awards Table

The following table provides information on the estimated possible payouts under the merit bonus arrangements for fiscal year 2007, based on certain assumptions about the achievement of performance objectives for Molex and the individual Named Executive Officer at various levels. Since Molex’s operating performance bonus thresholds were not met in fiscal year 2007, the Named Executive Officers did not receive a cash merit bonus.

The table also provides information on stock awards and stock options to acquire shares of Molex Class A Common Stock granted in fiscal year 2007 to each of the Named Executive Officers. There can be no assurance that the amounts in the “Grant Date Fair Value of Stock and Option Awards” column will ever be realized.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum
M. Slark	08/15/2006	318,750	637,500	1,275,000	62,500	187,500	29.79	3,710,625
R. Mahoney	08/15/2006	140,338	280,675	477,148	20,000	60,000	29.79	1,187,400
J. Fleischhacker	08/15/2006	116,200	232,399	395,078	20,000	60,000	29.79	1,187,400
R. Schubel	08/15/2006	125,010	250,020	425,034	20,000	60,000	29.79	1,187,400
D. Johnson	08/15/2006	138,600	277,200	554,400	25,000	75,000	29.79	1,484,250

(1)	These amounts represent potential payouts under cash merit bonus arrangements approved by the Compensation Committee for fiscal year 2007 – this is not a multi-year plan. For more information please see the “Compensation Discussion & Analysis.”

(2)	Reflects the aggregate grant date fair value of stock awards and stock options as calculated in accordance with FAS 123(R). There can be no assurance that the FAS 123(R) amounts will ever be realized. Assumptions used in the calculation of these values are included in Note 16 to the consolidated financial statements included in the Annual Report on Form 10-K filed with the SEC on August 3, 2007.

2000 Molex Long-Term Stock Plan

Stock awards and stock options are granted to executive officers under the 2000 Molex Long-Term Stock Plan. Stock awards vest ratably over four years beginning on the first anniversary of the grant date. There is no dividend or other ownership rights in the shares of Class A Common Stock subject to the award unless and until the award vests and the shares are issued. Stock options are granted at 100% of the closing price of the stock on the grant date and vest ratably over four years beginning on the first anniversary of the grant date and expire on the fifth anniversary of the grant date. In 2006, the Board adopted equity grant procedures that provide that the annual equity award to executive officers will be granted each year effective August 15th or the next trading day if markets are closed on August 15th.

The vesting of stock awards and stock options is accelerated upon the executive’s death, disability or qualified retirement. A qualified retirement is one where the executive has reached age 59 1/2, was employed at least 15 consecutive years, and the Compensation Committee approves the accelerated vesting. Once accelerated, stock awards are distributed and stock options are immediately exercisable and expire at the earliest of the date of expiration set when the option was granted or six years after death, disability or qualified retirement. Stock awards and stock options terminate immediately upon the executive’s voluntary or involuntary termination of employment (other than death, disability or qualified retirement). Stock awards and stock options are not transferable.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth summary information regarding the outstanding equity awards at June 30, 2007 granted to each of our Named Executive Officers. We did not have a performance-based equity incentive plan during fiscal year 2007. Unless otherwise noted, stock options and stock awards are for the acquisition of shares of Molex Class A Common Stock and vest ratably over four years commencing on the first anniversary of the grant date.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(#)	Market Value of Shares of Stock That Have Not Vested($)(4)
M. Slark	0	23,438(1)	24.79	07/31/2008	124,375	3,302,157
	226,330(2)	0	21.81	07/29/2008
	60,260(3)	0	34.75	07/27/2007
	59,532	0	28.80	07/19/2008
	100,000	0	22.28	07/25/2009
	75,000	0	23.62	06/02/2010
	131,250	43,750	25.99	10/24/2013
	87,500	87,500	24.76	07/29/2009
	46,875	140,625	23.86	10/28/2010
	0	187,500	29.79	08/15/2011

R. Mahoney	0	12,500(1)	21.81	07/29/2009	50,750	1,347,413
	0	62,500(1)	28.32	07/22/2010
	67,050(3)	0	34.75	07/27/2007
	66,172	0	28.80	07/19/2008
	15,000	0	23.62	06/02/2010
	0	31,250	25.99	10/24/2013
	0	62,500	24.76	07/29/2009
	0	56,250	23.86	10/28/2010
	0	60,000	29.79	08/15/2011

J. Fleischhaker	58,593(1)	0	18.94	10/25/2007	49,562	1,315,872
	0	12,500(1)	21.81	07/29/2009
	0	93,750(1)	28.32	07/22/2010
	59,800(3)	0	34.75	07/27/2007
	54,362	0	28.80	07/19/2008
	70,000	0	22.28	07/25/2009
	50,000	0	23.62	06/02/2010
	75,000	25,000	25.99	10/24/2013
	50,000	50,000	24.76	07/29/2009
	14,062	42,188	23.86	10/28/2010
	0	60,000	29.79	08/15/2011

R. Schubel	58,593(1)	0	18.94	10/25/2007	50,750	1,347,413
	0	12,500(1)	21.81	07/29/2009
	0	93,750(1)	28.32	07/22/2010
	66,470(3)	0	34.75	07/27/2007
	60,427	0	28.80	07/19/2008
	80,000	0	22.28	07/25/2009
	60,000	0	23.62	06/02/2010
	75,000	25,000	25.99	10/24/2013
	50,000	50,000	24.76	07/29/2009
	18,750	56,250	23.86	10/28/2010
	0	60,000	29.79	08/15/2011

D. Johnson	50,000	50,000	22.80	05/16/2010	60,000	1,593,000
	7,500	22,500	24.33	09/12/2010
	0	75,000	29.79	08/15/2011

(1)	These are long-term options to acquire shares of Molex Common Stock that vest on the tenth anniversary of the grant date.

(2)	These are options to acquire shares of Molex Common Stock that vest ratably over three years commencing on the first anniversary of the grant date.

(3)	These options expired unexercised on July 27, 2007.

(4)	Based on the $26.55 per share closing price of the Class A Common Stock on June 29, 2007.

Option Exercises and Stock Vested Table

This table summarizes the option exercises and vesting of stock awards for each of the Named Executive Officers for fiscal year 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)(2)	Value Realized on Vesting($)(3)
M. Slark	78,125	907,500	33,375	984,206
R. Mahoney	304,414	1,208,191	22,000	624,093
J. Fleischhacker	-	-	24,438	603,657
R. Schubel	-	-	23,250	658,743
D. Johnson	-	-	8,750	248,313

(1)	The aggregate dollar value realized upon exercise of stock options reflects the price at which shares of Molex stock underlying the stock options were valued or sold for income tax purposes, net of the exercise price of the stock option.

(2)	Includes the following number of shares we retained for the payment of applicable taxes: Mr. Slark, 12,560; Mr. Mahoney, 8,064; Mr. Schubel, 6,847; Mr. Fleischhacker, 6,312; and Mr. Johnson, 2,577.

(3)	The aggregate dollar value realized on vesting of the stock awards was calculated by multiplying the closing price of Molex stock on the vesting date by the number of vested shares.

Nonqualified Deferred Compensation Table

This table provides information relating to the deferred compensation component of the SERP. The table sets forth for each Named Executive Officer for fiscal year 2007: (a) the dollar amount of aggregate contributions made by the Named Executive Officer to the SERP; (b) the dollar amount of aggregate contributions made by us on behalf of a Named Executive Officer to the deferred compensation account; (c) the dollar amount of aggregate interest or other earnings accrued on the deferred compensation account; (d) the aggregate dollar amount of all withdrawals by and distributions to the Named Executive Officer, and (e) the dollar amount of total balance of the Named Executive Officer’s deferred compensation account as of June 30, 2007.

Name	Executive Officer Contributions	Molex Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at 06/30/07
M. Slark	-	-	-	-	-
R. Mahoney	151,601	-	32,923	-	478,135
J. Fleischhacker	-	-	-	-	-
R. Schubel	39,974	-	5,213	-	128,296
D. Johnson	-	-	-	-	-

As previously stated the SERP is a combined non-qualified defined contribution and deferred compensation plan. Under the non-qualified deferred compensation component of the plan, participants are permitted to defer all or a portion of their base salary and bonus during the plan year. Amounts deferred by participants may be invested in a variety of mutual funds, including money market, bond, fixed income, large-,mid-, and small-cap equity funds, international equity funds and life-style funds. Earnings on such investments were in the range of 4.29% to 23.67% during fiscal year 2007. Molex stock is not an investment option and “above market” crediting rates are not offered. Participants may transfer investments among the various investment alternatives on a daily basis.

Participants make separate elections each year regarding the amount to defer, the deferral period, and the timing and method of distribution at the end of the deferral period. With regard to the deferral period, participants may elect a fixed deferral period of five or ten years or to defer payment until termination of employment. Payment of fixed period deferrals begin as of the date elected provided the participant is still employed at that time. Participants who leave employment prior to the end of an elected fixed deferral period must begin receiving payments after termination of employment even if the fixed period has not expired.

Deferred amounts not distributed as described above, are distributed upon a participant’s death, disability or termination of employment and paid in a single lump sum. Deferred amounts can be distributed in annual installments if so elected and the participant is at least 59 1/2. To the extent permitted under Section 409A of the Internal Revenue Code, distributions may be accelerated in the event of an unforeseeable emergency or financial hardship we approve. Distributions to executive officers due to termination of employment cannot begin earlier than six months after separation.

Potential Payments upon Termination or Change-in-Control

We do not currently provide executive officers with pension benefits, employment, severance or change in control agreements or arrangements. On a case-by-case basis, the Compensation Committee has approved individual retirement packages to retiring executive officers based on years of service and contribution to Molex.

In April 2006, we entered into a retirement agreement with Mr. Schubel in light of his planned retirement on September 30, 2007. The retirement agreement provides for an annual payment of $500,040 for three years following retirement, payable in equal bi-monthly installments. It also provides for medical coverage under our retiree medical program which provides Mr. Schubel and his covered dependents with medical coverage at applicable retiree rates. Mr. Schubel agreed to non-compete and non-solicitation restrictions in the retirement agreement. Mr. Schubel’s unvested stock options and restricted stock awards will become immediately vested and exercisable upon his retirement and will expire in accordance with the terms of the applicable equity plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee adopted a written policy governing the review and approval of related person transactions. The policy requires that certain transactions with “related persons” must be approved and/or ratified by the Audit Committee. The transactions covered by this policy includes any transaction in which we are a participant, the amount involved exceeds $120,000, and any related person has a direct or indirect material interest. In accordance with SEC regulations, the term “related person” refers to stockholders of more than 5%, directors (and nominees for director), executive officers and their family members.

The policy provides standing pre-approval for certain types of transactions that the Audit Committee has determined do not pose a significant risk of a conflict of interest, either because a related person would not have a material interest in a transaction of that type or other characteristics of the transaction eliminate the risk of a conflict of interest. Standing pre-approval applies to the following:

•

any transaction between us and another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of 2% of the other company’s gross revenues for that year or $200,000;

•

any charitable contribution by us to an organization at which a related person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the greater of 2% of the charitable organization’s total annual receipts for that year or $200,000;

•	any transaction where the related person’s interest arises solely from the ownership of our stock and all stockholders received or will receive the same benefit on a pro rata basis; and

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids.

Also, our employment of an immediate family member of one of our directors or executive officers is not subject to the policy unless the family member’s total compensation (salary, bonus, perquisites and value of equity awards) exceeds $120,000 and/or the family member is appointed an officer.

Individual Arrangements Involving Future Compensation

On February 1, 1991, each of Frederick A. Krehbiel and John H. Krehbiel, Jr., entered into an agreement pursuant to which we agreed that if he dies while employed, we will pay his wife, if she survives him, $125,000 per year for the remainder of her life. Starting with January 1, 1992, the annual amount is automatically adjusted every January 1 to reflect an increase (or decrease) in the Consumer Price Index for the preceding calendar year at the rate of said increase or decrease. Each agreement terminates in the event that employment terminates for any reason other than death. As of March 31, 2007, we had accrued $151,000 for Frederick A. Krehbiel’s arrangement and $264,000 for John H. Krehbiel, Jr.’s arrangement.

Compensation of Employee Directors

Frederick A. Krehbiel, Fred L. Krehbiel, and John H. Krehbiel, Jr. are members of the Board and are also employed by us. During fiscal year 2007, they were paid and/or earned the following amounts:

Name and Title	Salary($)	Bonus($)(1)	All Other Compensation($)(2)	Total($)
Frederick A. Krehbiel	450,000	-	105,320	555,320
Fred L. Krehbiel	214,070	-	43,606	257,676
John H. Krehbiel, Jr.	450,000	-	123,183	573,183

(1)	Since Molex’s operating performance bonus thresholds were not met in fiscal year 2007, Messrs. Krehbiel did not receive a cash merit bonus.

(2)	These amounts are comprised of amounts contributed by us to qualified and non-qualified benefit plans, perquisites, executive life insurance premiums and tax gross-ups.

On August 15, 2006, each was granted a stock option to purchase shares of Molex Class A Common Stock at an exercise price of $29.79 as follows: Frederick A. Krehbiel, 100,000; Fred L. Krehbiel, 10,000; and John H. Krehbiel, Jr., 100,000. The stock options vest ratably over four years commencing on the first anniversary of the grant date, and expire five years following the grant date. Messrs. Krehbiel are eligible to participate in our compensation, benefit and health and welfare plans generally to the same extent as all other Molex employees.

Advancement of Legal Expenses

We have advanced legal fees in accordance with our bylaws to certain of our directors and executive officers in connection with previously disclosed litigation and other legal proceedings. During fiscal year 2007, we advanced $309,597 on behalf of Frederick A. Krehbiel, and $222,033 on behalf of John H. Krehbiel, Jr.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain equity compensation plans that provide for the issuance of Molex stock to directors, executive officers and other employees. The following table sets forth information regarding outstanding options and shares available for future issuance under these plans as of June 30, 2007.

Plan Category	(a) Number of shares to be issued upon exercise of outstanding options		(b) Weighted-average exercise price of outstanding options		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
	Common Stock	Class A Stock	Common Stock	Class A Stock	Common Stock	Class A Stock
Equity compensation plans approved by stockholders	756,016	9,241,262	$23.41	$19.17	-	9,353,560

Equity compensation plans not approved by stockholders	-	-	-	-	-	-

OTHER MATTERS

Compliance and Ethics

We have adopted a Code of Business Conduct and Ethics for directors, officers and employees, and a Code of Ethics for Senior Financial Management. The full text of these codes can be found on our Web site at www.molex.com. We intend to post any amendments to or waivers from the Code on our Web site.

Householding of Proxy Materials

The SEC allows us to send a single proxy statement and annual report to two or more stockholders who share the same address, subject to certain conditions. This practice is known as householding. If your household receives multiple copies of our proxy statements and annual reports and you wish to receive only one copy, please call your bank or broker or contact our Investor Relations group at (630) 527-4447. Conversely, if your household receives only one copy of our proxy statements and annual reports and you would prefer to receive separate copies for each account, please call your bank or broker or Investor Relations and ask to have your accounts removed from the householding program.

Appendix I

MOLEX INCORPORATED

CRITERIA FOR MEMBERSHIP ON THE BOARD OF DIRECTORS

Personal characteristics to be sought in candidates for the Board:

1.	Well-regarded in the community with long-term, good reputation for highest ethical and moral standards.

2.	Good common sense and judgment.

3.	An independent, objective, candid, yet constructive approach.

4.	The ability to contribute from a diversity of perspectives including geographical, cultural and professional.

5.	A strategic perspective, an awareness of the dynamics of change and the need to anticipate and capitalize on opportunities.

6.	A history of significant business or professional responsibilities leading to a positive record of accomplishment in present and prior positions.

7.	Business and/or professional knowledge and experience applicable to Molex’s business.

8.	The time, energy, interest, and willingness to assume the full responsibilities of being a member of the Board.

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Appendix II

MOLEX INCORPORATED

PROCEDURES FOR IDENTIFYING AND EVALUATING

CANDIDATES FOR DIRECTOR

Molex is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving Molex the benefit of the familiarity and insight into its affairs that its directors have accumulated during their tenure. Accordingly, the process of the Governance and Nominating Committee (Committee) for identifying nominees shall reflect the Board’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

In view of the foregoing, the Committee will observe the following procedures in identifying and evaluating candidates for election to the Board.

1.	In considering candidates for election at annual meetings of stockholders, the Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board.

2.	The Committee will evaluate the qualifications and performance of the incumbent directors that desire to continue their service. In particular, as to each such incumbent director, the Committee will:

■	Consider if the director continues to satisfy the minimum qualifications for director candidates adopted by the Committee; and

■	Determine whether there exist any special, countervailing considerations against re-nomination of the director.

3.	If the Committee determines that (a) an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his/her duties as director during the preceding term, and (b) there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated, the Committee will, absent special circumstances, propose the incumbent director for re-election.

4.	The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent for the purpose of filling vacancies arising by any reason including resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board.

5.	The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board and management. The Committee may also engage a professional search firm to assist in identifying qualified candidates.

6.	As to each recommended candidate that the Committee believes merits consideration, the Committee will:

■

Cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;

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■	Determine if the candidate satisfies the minimum qualifications required of candidates for election as director by the Committee or applicable NASDAQ or SEC Rules;

■	Determine if the candidate possesses any of the specific qualities or skills that under the Committee’s policies must be possessed by one or more members of the Board;

■	Consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and

■	Consider the extent to which the membership of the candidate on the Board will promote diversity among the directors.

7.	It is appropriate for the Committee, in its discretion, to solicit the views of the CEO, other members of management, and other members of the Board regarding the qualifications and suitability of candidates to be nominated as directors.

8.	In its discretion, the Committee may designate one or more of its members and members of senior management to interview any proposed candidate.

9.	Based on all available information and relevant considerations, the Committee will recommend to the Board a candidate who, in the view of the Committee, is most suited for membership on the Board.

10.	In making its selection, the Committee will evaluate candidates proposed by stockholders pursuant to the procedures adopted by the Committee and under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company.

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Appendix III

MOLEX INCORPORATED

PROCEDURES FOR STOCKHOLDERS SUBMITTING

NOMINATING RECOMMENDATIONS

The Nominating and Corporate Governance Committee (Committee) will accept for consideration submissions from stockholders of recommendations for the nomination of directors subject to the following terms and conditions:

1.	Manner and Address for Submission. All stockholders nominating recommendations must be in writing, addressed to the Secretary at 2222 Wellington Court, Lisle, IL 60532. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered.

2.	Information Concerning the Recommending Stockholders. A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•	The name and address, including telephone number, of the recommending stockholder;

•	The number and class of Molex stock owned by the recommending stockholder and the time period for which such shares have been held;

•

If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. (Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•	A statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of Molex’s next annual meeting of stockholders.

3.	Information Concerning the Proposed Nominee. A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•	The information required by Item 401 of SEC Regulation S-K;

•	The information required by Item 403 of SEC Regulation S-K; and

•	The information required by Item 404 of SEC Regulation S-K.

4.	Relationships Between the Proposed Nominee and the Recommending Stockholder. The nominating recommendation must describe all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination.

5.	Other Relationships of the Proposed Nominee. The nominating recommendation shall describe all relationships between the proposed nominee and any of Molex’s competitors, customers, suppliers or other persons with special interests regarding Molex.

6.	Qualifications of the Proposed Nominee. The recommending stockholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the Board.

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7.	Ability to Represent All Stockholders. The recommending stockholder must state whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other Molex constituency.

8.	Timing for Submissions Regarding Nominees for Election at Annual Meetings. A stockholder (or group of stockholders) wishing to submit a nominating recommendation for an annual meeting of stockholders must ensure that it is received by Molex, as provided above, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. In the event that the date of the annual meeting of stockholders for the current year is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of Molex’s proxy statement for the annual meeting of stockholders for the current year.

9.	Stockholder Groups. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group.

10.	No Obligation to Nominate a Candidate. Acceptance of a recommendation for consideration does not imply that the Committee will interview or nominate the recommended candidate.

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Appendix IV

MOLEX INCORPORATED

PROCEDURES FOR STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

It is Molex’s policy to facilitate communications of stockholders with the Board of Directors and its Committees subject to the following conditions:

1.	Molex’s acceptance and forwarding of communications to the Board or its members does not imply that the directors owe or assume any fiduciary duty to the person submitting the communication - applicable law prescribes all such duties.

2.	Communications to the directors must be in writing and sent to the Secretary at 2222 Wellington Court, Lisle, IL 60532

3.	The following types of communications are not appropriate for delivery to directors:

■

Communications regarding individual grievances or other interests that are personal to the party submitting the communications and could not be construed to be of concern to the stockholders or other constituencies of Molex such as employees, customers, suppliers, etc.;

■	Communications that advocate engaging in illegal activities;

■	Communications that contain offensive, scurrilous or abusive content; and

■	Communications that have no rational relevance to Molex’s business or operations.

4.	All communications must be accompanied by the following information regarding the person submitting the communication:

■	If the person is a stockholder, a statement of the type and amount of the Molex stock that the person holds;

■	If the person is not a stockholder and is submitting the communication as an interested party, the nature of the person’s interest in Molex;

■	The address, telephone number and e-mail address, if any, of the person.

5.	Upon receipt by the Secretary, the following will occur:

■	The communication will be logged identifying the person submitting the communication, the nature of its content and the action taken with respect to the communication.

■	A review as to whether the conditions of these procedures have been complied with.

■	An acknowledgement will be sent to the submitter advising whether the communication will be forwarded and if not, why not.

6.	If a communication is not presented to the directors because of failure to meet the conditions of these procedures, that communication must nonetheless be made available to any director to whom it was directed and who wishes to review it.

7.	Communications deemed appropriate for delivery shall be delivered to the directors on periodic basis, generally in advance of each regularly scheduled meeting of the Board.

8.	If so instructed by the Chairman of the Board, communications directed to the Board as a whole, but relating to the competence of one of the Board’s committees, shall be delivered to that committee, with a copy to the Chairman.

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Appendix V

THE 2000 MOLEX LONG-TERM STOCK PLAN, AS AMENDED

ARTICLE I.        GENERAL

1.1        Name of Plan.  The name of the plan described in detail herein shall be The 2000 Molex Long-Term Stock Plan (the “Plan”).

1.2        Purpose.  The purpose of the Plan is to reward and induce certain designated key management employees to remain in the employ of Molex Incorporated, a Delaware corporation (the “Company”), and any of its subsidiaries, and to encourage such employees to secure or increase their stock ownership in the Company through the grant of stock options and restricted stock (which can include performance-based restricted stock) (the “Awards”). The Company believes the Plan will promote continuity of management and increase incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping, carrying out the long-range plans of the Company and securing its continued growth and financial success.

1.3        Eligibility.  Executive officers of the Company, as such are designated by the Board of Directors from time to time, are eligible to participate in the Plan. In addition, other members of senior management may be eligible to participate in the Plan at the discretion of the Committee (as such term is defined herein).

ARTICLE II.        TERM OF PLAN

2.1        Effective Date.  The Plan shall become effective upon adoption by the Board of Directors of the Company subject to the subsequent approval by the stockholders of the Company within one (1) year of adoption by the Board of Directors. If the stockholders do not approve the Plan within one (1) year of adoption, then this Plan shall cease to exist and all options granted hereunder shall become void.

2.2        Expiration.  This Plan shall expire October 31, 2010 and no Award shall be granted on or after such expiration date. However, expiration of the Plan shall not affect outstanding unexpired Awards.

ARTICLE III.        STOCK SUBJECT TO PLAN

3.1        Class of Stock.  The stock that shall be subject to award under the Plan shall be the Company’s Class A Common Stock, par value 5¢ per share (the “Stock”).

3.2        Number of Shares.  Twelve million (12,000,000) shares of the Stock shall be reserved for issuance with respect to Awards granted under the Plan. The Stock issued under the Plan may be treasury shares purchased on the open market or otherwise, authorized but unissued shares, or reacquired shares.

3.3        Expired, Forfeited or Canceled Options.  If any Awards granted under the Plan shall expire, be forfeited, not distributed and/or canceled for any reason without having been exercised or distributed in full, the unexercised shares (in the case of options) or the shares not distributed (in the case of restricted stock) subject thereto shall again be available for the purpose of the Plan.

ARTICLE IV.        ADMINISTRATION

4.1        Committee.  The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”) under the terms and conditions and powers set forth herein.

4.2        Action by the Committee.  A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

If not specified in the Plan, the time at which the Committee must or may take any determination shall be determined by the Committee, and such determination may thereafter by modified by the Committee. Any action, determination, interpretation or other decision by the Committee with respect to the Plan shall be final, conclusive and binding on all persons and entities, including the Company, its affiliates, any eligible employee, any person claiming any rights under the Plan from or through any grantee of an Award under the Plan, and stockholders, except to the extent the Committee may subsequently modify, or take further action not inconsistent with, its prior action.

4.3        Power to Grant Awards.  Subject to the express provisions of the Plan, the Committee shall have complete authority, in its sole discretion, to determine the employees to whom, and the time(s) at which, Awards shall be granted, the vesting schedule and the number of shares to be subject to each Award, and such other terms and provisions of the award agreements (which need not be identical). In making such determinations, the Committee may take into account the nature of the services rendered by the respective employee, his or her present and potential contribution to the Company’s success, and such other factors as the Committee in its discretion shall deem relevant. The Committee shall also specifically have the power to change the vesting schedule of any previously granted Award to a vesting schedule which is more favorable to the employee.

4.4        Overall Limitation on the Number of Shares Granted Annually.  No one employee can receive Awards exceeding five hundred thousand (500,000) shares of Stock (adjusted as set forth in Article VIII) from the Plan in a single calendar year.

4.5        Other Powers.  The express grant of any specific power to the Committee, or the taking of any action of the Committee, shall not be construed as limiting any power or authority of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority, in its sole discretion, to:

•	Correct any defect or supply any omission or reconcile any inconsistency,

•	Construe and interpret the Plan, the rules and regulations relating to it, or any other instrument entered into or relating to an award under the Plan,

•	Make any determinations, provide any procedures or rules, enter into any agreements necessary to comply with any applicable tax laws, rules and regulations,

•	Make all other determinations, including factual determinations, necessary or advisable for the administration of the Plan.

4.6        Tax Withholding.  Distribution of Stock under the Plan may be subject to income tax withholding, and the Company is obligated to collect the tax applicable to such income. The Company may, in its discretion, satisfy that tax obligation by withholding from the shares to be delivered in connection with an award a number of shares having a value equal to the minimum statutory federal and state income tax withholding, if applicable, and payroll taxes. The value of each share to be withheld will be the closing price of the Stock on the date of distribution or exercise as reported by the Wall Street Journal.

ARTICLE V.        GRANT OF AWARDS

5.1        Stock Option Exercise Price.  The stock option exercise price shall be the closing price of the Stock on the grant date as reported by the Wall Street Journal.

5.2        Restricted Stock.  Restricted stock, including performance-based restricted stock, granted under this Plan shall be acquired by the employee without any monetary consideration subject to the terms and conditions of the Plan. Restricted stock may be granted in tandem with stock options or alone within the discretion of the Committee. Performance-based restricted stock grants are governed by Article VII hereunder.

5.3        Evidence of Awards.  Awards granted shall be evidenced by agreements, warrants, and/or other instruments in such form as the Committee shall deem advisable and shall contain such terms, provisions and conditions not inconsistent herewith as may be determined by the Committee.

ARTICLE VI.	TERMS AND CONDITIONS OF STOCK OPTIONS AND RESTRICTED STOCK AWARDS OTHER THAN PERFORMANCE- BASED RESTRICTED STOCK AWARDS

6.1        Initial Waiting Period.  No stock option or restricted stock shall vest until the first anniversary of the grant date, unless one of the events set forth in Section 6.4 occurs.

6.2        Vesting.  After the initial waiting period, an employee may exercise a stock option and/or receive distribution of restricted stock to the extent that such awards have vested. Unless otherwise determined by the Committee, in its sole discretion, stock options and restricted stock awards shall vest ratably over four years commencing on the first anniversary of the grant date.

6.3        Cumulative Rights.  The right to exercise any stock option shall be cumulative. That is, an employee may exercise in any given year those unexpired vested stock options he could have exercised in a previous year but did not.

6.4        Accelerated Vesting.  Notwithstanding the foregoing, all stock options and restricted stock awards shall immediately vest and become immediately exercisable or distributable for a period of time set forth in Section 6.8 after one of the following events:

a.	Death; or

b.	Total disablement; or

c.	Retirement, if all of the following conditions are met at the time of termination of employment:

(1)  The employee has reached age 59 1/2; and

(2)  The employee was employed at least fifteen (15) consecutive years with the Company and/or any of its subsidiaries; and

(3)  The Committee, in its sole discretion, approves the accelerated vesting to any extent it desires.

6.5        Expiration.  No stock option may be exercised after six (6) years from the date the stock option becomes one hundred percent (100%) vested.

6.6        Form of Exercise of Stock Options.  Stock options may only be exercised according to the terms and conditions established by the Company and the Committee, consistent with the limits set forth herein, at the time the stock options are granted. Subject to the foregoing terms and conditions, any shares covered by a stock option may be exercised by a notice delivered to the Company or the Company’s agent of intent to exercise the stock option with respect to a specified number of shares of Stock and payment to the Company of the aggregate amount of the stock option exercise price. The payment may be either in cash or in stock of the Company. If stock is used for payment, such stock shall be valued at the closing price of the applicable stock as reported by the Wall Street Journal on the date of exercise.

6.7        Distribution of Restricted Stock.  Restricted stock shall be distributed on the vesting dates according to the vesting schedule set at the time of grant.

6.8        Termination of Stock Option or Restricted Stock.  Stock option and restricted awards shall terminate and expire at the earliest of:

a.   The expiration date set when such stock option or restricted stock was granted; or

b.   Six (6) years after one of the events set forth in Section 6.4; or

c.   Immediately upon termination of employment with the Company or any of its subsidiaries for any reason except if employment is terminated by reason of one of the events set forth in Section 6.4.

6.9        Transferability.  Stock options and restricted stock awards are not transferable and can only be exercised by or distributed to the employee, or in the case of death to the employee’s personal representative subject to Section 6.8.

ARTICLE VII.        TERMS AND CONDITIONS OF PERFORMANCE SHARES

7.1        Definitions.  For purposes of Performance Shares (as defined below), the following definitions shall apply.

a.	“Covered Employee” means any key employee who:

(1)	Is or potentially may become a “Covered Employee” as defined in Code Section 162(m)(3), and

(2)	Is designated, either as an individual employee or class of employees, by the Committee as a “Covered Employee” for purposes of this Plan with respect to an applicable Performance Period, by the earlier of:

(i)	Ninety (90) days after the beginning of the applicable Performance Period, or

(ii)	The date on which twenty-five percent (25%) of the applicable Performance Period has elapsed.

b.	“Fair Market Value” means the closing price of the Stock on the grant date of the Performance Share as reported by the Wall Street Journal.

c.	“Performance-Based Compensation” means compensation under a Performance Share granted under this Article VII that is intended to satisfy the requirements of Code Section 162(m) for qualified performance-based compensation paid to Covered Employees.

d.	“Performance Measures” means measures as described in Section 7.6 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Performance Shares as Performance-Based Compensation.

e.	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to a Performance Share award. Unless otherwise provided in the award agreement and/or other instruments evidencing the award, the Performance Period shall be a twelve (12) month period beginning on each July 1 and ending the immediately following June 30.

f.	“Performance Share” means a restricted stock award granted under this Article VII and subject to the terms of this Plan, of which the number of shares which vest is determined as a function of the extent to which corresponding performance criteria have been achieved.

7.2        Grant of Performance Shares.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares to employees in such number of shares and upon such terms as the Committee shall determine.

7.3        Performance Share Award Agreement.  Each Performance Share grant shall be evidenced by an award agreement that shall specify:

a.	the Performance Period;

b.	the Performance Measures;

c.	the number of shares of Stock subject to the Performance Share award; and

d.	such other provisions as the Committee shall determine.

7.4        Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Performance Shares granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that time-based restrictions on vesting follow the attainment of the performance goals, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such shares are listed or traded, or holding requirements or sale restrictions placed on the shares by the Company upon vesting of such Performance Shares.

7.5        Termination of Employment.

a.	General Rule. Except as set forth in Section 7.5(b), unvested Performance Shares shall be cancelled immediately upon the employee’s termination of employment with the Company, its affiliates, and/or its subsidiaries, as the case may be.

b.	Death, Disability and Retirement. Notwithstanding anything to the contrary in this Plan or the respective Performance Share award agreement, the Committee, in its sole discretion, may fully or partially vest an employee in his/her Performance Shares if such employee terminates employment during the last six months of a Performance Period by reason of death, disability or retirement (as defined in Section 6.4(c)); provided, however, if the Committee does fully or partially vest such employee in his/her Performance Shares in such situation, such determination to fully or partially vest shall not be made until the end of the Performance Period and the lapse of any such restrictions on such Performance Shares shall occur at the same time such restrictions lapse for all other employees holding Performance Shares relating to the same Performance Period.

7.6        Performance Measures.

a.	General Rule. The performance goals, upon which the payment or vesting of a Performance Share award to a Covered Employee that is intended to qualify as Performance-Based Compensation, shall be selected by the Committee in its complete and sole discretion but shall be limited to one or more of the following Performance Measures:

(1)	Net earnings or net income (before or after taxes);
(2)	Earnings per share;
(3)	Net sales or revenue growth;
(4)	Net operating profit;
(5)	Return measures (including, but not limited to, return on assets, return on net assets, capital, invested capital, equity, sales, or revenue);
(6)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(7)	EBIT or earnings before or after taxes, interest, depreciation, and/or amortization;
(8)	Gross or operating margins;
(9)	Productivity ratios;
(10)	Share price (including, but not limited to, growth measures and total shareholder return);
(11)	Expense targets;
(12)	Margins;
(13)	Operating efficiency;
(14)	Market share;
(15)	Total shareholder return;
(16)	Customer satisfaction;
(17)	Working capital targets; and
(18)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any Performance Measure(s) may be used to measure the performance of the Company, any subsidiary, and/or any affiliate, as the case may be, as a whole or any business unit of the Company, and subsidiary, and/or any affiliate, as the case may be, or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (10) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Performance Share award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 7.6.

b.	Evaluation of Performance. The Committee may provide in any such Performance Share award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period:

(1)	Asset write-downs;
(2)	Litigation or claim judgments or settlements;
(3)	The effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results;
(4)	Any reorganization and restructuring programs;
(5)	Extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year;
(6)	Acquisitions or divestitures; and
(7)	Foreign exchange gains and losses.

To the extent such inclusions or exclusions affect Performance Share awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

c.	Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Performance Share awards downward, either on a formula or discretionary basis or any combination, as the Committee determines is necessary to reach an equitable result. For Performance Share awards that are not intended to qualify as Performance-Based Compensation, the Committee shall retain the discretion to adjust such Performance Share awards upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

d.	Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Performance Share awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in paragraph (a) above.

7.7        Compliance with Code Section 162(m).  The Company intends that the Performance Share awards granted to Covered Employees shall satisfy the requirements of the performance-based exception under Code Section 162(m), unless otherwise determined by the Committee when the Performance Share award is granted. Accordingly, the terms of this Plan, including the definition of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. Notwithstanding the foregoing, because the Committee cannot determine with certainty whether a given employee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a fiscal year. If any provision of the Plan or any award agreement designated as intended to satisfy the performance-based exception under Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person sole discretion to increase the amount of compensation otherwise payable in connection with such Performance Share award upon attainment of the applicable performance objectives.

7.8        Transferability.  Performance Shares are not transferable until all conditions and restrictions applicable to such Performance Shares under the respective award agreement have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations). In the event of the death of an employee while having unexpired outstanding Performance Shares, the personal representative of the estate of the employee may receive the distribution of vested Performance Shares in accordance with Section 7.5(b).

ARTICLE VIII.        ADJUSTMENT OF NUMBER OF SHARES

8.1        Stock Dividends.  In the event that a dividend shall be declared upon the Stock payable in shares of stock of the Company, the number of shares of Stock then subject to any Awards, and the number of shares of Stock reserved for issuance pursuant to the Plan but not yet covered by an Award, shall be adjusted by adding to each such share the number of shares which would be distributable thereon (or any equivalent value of Stock as determined by the Committee in its sole discretion) if such share had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend.

8.2        Reorganization.  In the event that the outstanding shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, or of another corporation, whether through reorganization, recapitalization, stock split up, combination of shares, merger or consolidation, then, there shall be substituted for each share of Stock subject to any Award and for each share of Stock reserved for issuance pursuant to the Plan but not yet covered by an Award, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share of Stock shall be exchanged.

8.3        Other Changes.  In the event there shall be any change, other than as specified above in this Article, in the number or kind of outstanding shares of stock of the Company or of any stock or other securities into which such stock shall have been changed or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan but not yet covered by an Award and of the number or kind of shares then subject to any Award, such adjustments shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each award agreement.

8.4        Adjusted Stock Option Exercise Price.  In the case of any substitution or adjustment as provided for in this Article, the stock option exercise price of outstanding stock option grants will be the stock option exercise price for all shares of Stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Article.

8.5        Fractional Shares.  No adjustment or substitutions provided for in this Article shall require the Company to sell a fractional share, and the total substitution or adjustment with respect to each award agreement shall be limited accordingly.

ARTICLE IX.        SECURITIES REGULATION

9.1        Registered Stock.  The Company shall not be obligated to sell or issue any shares under any Award unless and until the shares underlying such Award are effectively registered or exempt from registration under the Securities Act of 1933, as amended, and from any other federal or state law governing the sale and issuance of such shares or any securities exchange regulation to which the Company might be subject.

9.2        Unregistered Stock.  In the event the shares are not effectively registered, but, can be issued by virtue of an exemption, the Company may issue shares to an employee if the employee represents that he or she is acquiring such shares as an investment and not with a view to, or for sale in connection with, the distribution of any such shares. Shares of Stock thus issued shall bear an appropriate legend reciting such representation.

ARTICLE X.        MISCELLANEOUS

10.1        Rights as a Stockholder.  An employee shall have no rights as a stockholder with respect to shares covered by an Award under this plan until the shares underlying an Award are acquired or distributed to the employee pursuant to the terms and conditions of this Plan and the respective award agreement.

10.2        No Contract of Employment.  Participation under the Plan shall not be construed as giving an employee a future right of employment with the Company. Employment remains at the will of the Company.

10.3        Governing Law.  This Plan and all matters relating to the Plan shall be interpreted and construed under the laws of the State of Illinois.

10.4        Amendment of Plan.  The Board of Directors, at its discretion, may amend the Plan at any time, subject to stockholder approval if required by SEC rules or the listing requirements of any national securities exchanges or trading systems on which are listed any of the Company’s equity securities.

10.5        Termination of Plan.  The Board of Directors may, at its discretion, terminate the Plan at any time for any reason. Termination of the Plan shall not affect unexpired outstanding options previously granted.

Appendix VI

THE 2005 MOLEX INCENTIVE STOCK OPTION PLAN, AS AMENDED

ARTICLE I.        GENERAL

1.1        Name of Plan.  The name of the plan described in detail herein shall be The 2005 Molex Incentive Stock Option Plan (the “Plan”).

1.2        Purpose.  The purpose of the Plan is to induce certain designated employees and the directors to remain in the employ of Molex Incorporated, a Delaware corporation (the “Company”), and any of its subsidiaries, and to encourage such employees and directors to secure or increase on reasonable terms their stock ownership in the Company. The Company believes the Plan will promote continuity of management and increase incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping, carrying out the long-range plans of the Company and securing its continued growth and financial success. It is also the purpose of the Plan (except where otherwise noted) to meet the requirements §422(a) of the Internal Revenue Code, as amended. Thus, all provisions of the Plan shall be interpreted and construed with this goal in mind.

1.3        Eligibility.  Members of the Board of Directors and executive officers of the Company, as such are designated by the Board of Directors from time to time, are eligible to participate in the Plan.

ARTICLE II.        TERM OF PLAN

2.1        Effective Date.  The Plan shall become effective upon adoption by the Board of Directors of the Company subject to the subsequent approval by the stockholders of the Company within one (1) year of adoption by the Board of Directors. If the stockholders do not approve the Plan within one (1) year of adoption, then this Plan shall cease to exist and all options granted hereunder shall become void.

2.2        Expiration.  This Plan shall expire October 31, 2010 and no option shall be granted on or after such expiration date. However, expiration of the Plan shall not affect outstanding unexpired options previously granted.

ARTICLE III.        STOCK SUBJECT TO PLAN

3.1        Class of Stock.  The stock that shall be subject to option under the Plan shall be the Company’s Class A Common Stock, par value $.05 per share (the “Stock”).

3.2        Number of Shares.  Five hundred thousand (500,000) shares of the Stock shall be reserved for issue upon the exercise of options granted under the Plan. The Stock issued under the Plan may be treasury shares purchased on the open market or otherwise, authorized but unissued shares, or reacquired shares.

3.3        Expired, Forfeited or Canceled Options.  If any such options granted under the Plan shall expire, be forfeited or canceled for any reason without having been exercised in full, the unexercised shares subject thereto shall again be available for the purpose of the Plan.

ARTICLE IV.        ADMINISTRATION

4.1        Committee.  The Compensation Committee of the Board shall administer the Plan under the terms and conditions and powers set forth herein.

4.2        Action by the Committee.  A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

If not specified in the Plan, the time at which the Committee must or may take any determination shall be determined by the Committee, and such determination may thereafter by modified by the Committee. Any action, determination, interpretation or other decision by the Committee with respect to the Plan shall be in its sole discretion and be final, conclusive and binding on all persons and entities, including the Company, its affiliates, any eligible employee, any person claiming any rights under the Plan from or through any grantee of an award under the Plan, and stockholders, except to the extent the Committee may subsequently modify, or take further action not inconsistent with, its prior action.

4.3        Power to Grant Options.  Subject to the express provisions of the Plan, the Committee shall have complete authority, in its sole discretion, to determine the employees to whom, and the time or times at which, options shall be granted, the option periods, the vesting schedule and the number of shares to be subject to each option, and such other terms and provisions of the option agreements (which need not be identical). In making such determinations, the Committee may take into account the nature of the services rendered by the respective employee, his or her present and potential contribution to the Company’s success, and such other factors as the Committee in its discretion shall deem relevant. With the exception of Section 4.5, the Committee shall have no power to grant options to directors who are not employees of the Company or to set the terms and conditions thereof.

4.4        Grants of Incentive Stock Option and Nonqualified Stock Options.  The Committee shall have complete authority, in its sole discretion, to determine at the time an option is granted whether such option shall be an incentive stock option qualified under §422 of the Internal Revenue Code, as amended, (“ISO”) or whether such option shall be a nonqualified stock option. Unless the option agreement states otherwise, all options granted shall be ISOs. The number of shares for which options may be granted to any one person in any calendar year shall be limited and cannot exceed the following:

a.	Overall Limitation. With respect to any option (whether ISOs or nonqualified), ten percent (10%) of the number of shares reserved for the Plan as set forth in Section 3.2 (adjusted as set forth in Article IX) or two hundred-fifty thousand (250,000) shares (adjusted as set forth in Article IX), whichever is less.

b.	Incentive Stock Option Limitation. In addition, with respect to ISOs, the number of shares that are subject to options that are first exercisable in any given succeeding calendar year shall not have a fair market value (as determined on the date of grant) that exceeds $100,000 less the aggregate fair market value (as determined at the respective times of their grants) of those shares of all prior ISOs that are exercisable in said succeeding calendar year.

4.5        Automatic Grant of Options to Outside Directors.  Notwithstanding Sections 4.3 and 4.4, each director who is not an employee of the Company shall receive only an automatic nondiscretionary stock option grant on the date of the Annual Stockholders Meeting every year during the term of the Plan. Any option granted to a director who is not an employee of the Company shall be a nonqualified stock option. The amount of shares subject to the options that will be automatically granted to each outside director for each year shall be the amount of shares equal to 500 multiplied by the number of years of service or fraction thereof.

Notwithstanding the foregoing, no option grant to an outside director shall exceed the lesser of 5,000 shares or the number of shares whose fair market value on the date of grant does not exceed $150,000.00.

4.6        Other Powers.  The express grant of any specific power to the Committee, or the taking of any action of the Committee, shall not be construed as limiting any power or authority of the Committee.

Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority, in its sole discretion, to

•	correct any defect or supply any omission or reconcile any inconsistency,

•	construe and interpret the Plan, the rules and regulations relating to it, or any other instrument entered into or relating to an award under the Plan,

•	make any determinations, provide any procedures or rules, enter into any agreements necessary to comply with any applicable tax laws, rules and regulations,

•	make all other determinations, including factual determinations, necessary or advisable for the administration of the Plan.

ARTICLE V.        GRANT OF OPTION

5.1        Option Price.  The option price shall be the fair market value of the Stock on the date of granting the option. Notwithstanding, the foregoing, only in the case of an ISO grant, if an optionee owns more than ten percent (10%) of the voting power of all classes of the Company’s stock, then the option price shall be one hundred-ten percent (110%) of the fair market value of the Stock on the date of granting the option.

5.2        Fair Market Value.  For the purposes of this Plan, fair market value shall be the closing price of the Stock on the date of granting the option as reported by the Wall Street Journal.

5.3        Evidence of Option.  Options granted shall be evidenced by agreements, warrants, and/or other instruments in such form as the Committee shall deem advisable and shall contain such terms, provisions and conditions not inconsistent herewith as may be determined by the Committee.

ARTICLE VI.        EXERCISE OF OPTION

6.1        Initial Waiting Period.  No option shall be exercisable until at least one (1) year after the date of grant, unless one of the events set forth in Section 6.4 occurs.

6.2        Vesting Periods.  After the initial waiting period, an optionee may exercise his option to the extent that shares covered by said option become vested. The vesting schedule is as follows:

a.	Normal Vesting. If an option grant is an ISO, or if an option is granted to an outside director, the shares covered by such an option shall vest to the maximum extent of 25% of the total number of shares covered thereby during each of the succeeding four (4) years, each commencing with the anniversary of the grant.

b.	Other Vesting. In all other options not falling within the scope of Section 6.2a, the shares covered by an option shall vest in amounts and at times the Committee, in its sole discretion, shall determine. The Committee shall also specifically have the power to change the vesting schedule of any previously granted options to a schedule which is more favorable to the option holder; provided, however, that no such options shall vest in amounts greater than, or at times prior to, the amounts and times such options would have vested if such options were within the scope of Section 6.2a.

c.	Maximum Vesting. Notwithstanding the foregoing, all options must vest one hundred percent (100%) within ten (10) years from the date of grant.

6.3        Cumulative Rights.  The right to exercise any option as set forth in Section 6.2 shall be cumulative. That is, an optionee may exercise in any given year those unexpired shares he could have exercised in a previous year but did not.

6.4        Accelerated Vesting.  Notwithstanding the foregoing, all options shall immediately vest and become immediately exercisable for a period of one (1) year after one of the following events:

a.	Death; or

b.	Total disablement; or

c.	Retirement, if all of the following conditions are met at the time of termination of employment:

(1)	The optionee has reached age 59 1/2; and

(2)	The optionee was employed at least fifteen (15) consecutive years with the Company and/or any of its subsidiaries; and

(3)	The Committee has determined that the reason for termination is due to retirement; and

(4)	The option is intended to be an ISO. If the option is not intended to be an ISO, the Committee, in its sole discretion, may allow accelerated vesting to any extent it desires without regard to whether the optionee is retiring.

6.5        Expiration.  No option may be exercised more than two (2) years from the date the option becomes one hundred percent (100%) vested. Notwithstanding the foregoing, all ISOs must be exercised within one (1) year from the date the option becomes one hundred percent (100%) vested.

6.6        Form of Exercise.  The option may only be exercised according to the terms and conditions established by the Committee, consistent with the limits set forth herein, at the time the option is granted. Subject to the foregoing terms and conditions, an option may be exercised by a written notice delivered to the Company’s principal office of intent to exercise the option with respect to a specified number of shares of Stock and payment to the Company of the amount of the option purchase price for the number of shares of Stock with respect to which the option is then exercised. The payment may be either in cash or in stock of the Company. If stock is used for payment, such stock shall be valued at the closing price as reported by the Wall Street Journal on the date of exercise.

6.7        Tax Withholding.  Option exercises under the Plan may be subject to income tax withholding, and the Company would be obligated to collect the tax applicable to such income. The Committee may, in its discretion, satisfy that tax obligation by withholding from the shares to be delivered in connection with the award a number of shares having a value equal to the minimum statutory federal income tax withholding, plus state, if applicable, and payroll taxes. The value of each share to be withheld will be the fair market value of the Stock at the time of the exercise.

6.8        Rights as a Shareholder.  An optionee shall have no rights as a stockholder with respect to shares covered by his option until the day of issuance of a stock certificate to him and until after such shares are fully paid.

ARTICLE VII.        TERMINATION OF OPTION

Every option granted to each optionee under this Plan shall terminate and expire at the earliest of:

•	the date of expiration set when such option was granted; or

•	one (1) year after one of the events set forth in Section 6.4; or

•

immediately upon termination of employment of the optionee with the Company (or termination of position as an outside director) or any of its subsidiaries for any reason except if his employment is terminated by reason of one of the events set forth in Section 6.4.

ARTICLE VIII.        TRANSFERABILITY

8.1        Non-Transferable.  Any option granted under the Plan is not transferable and can be exercised only by the optionee during his life subject to Section 8.2 of this Article.

8.2        Death.  In the event of the death of an optionee while totally disabled, retired, or still employed by the Company or a parent or a subsidiary, his option, to the extent he could have exercised it on the date of his death, may be exercised by the personal representative of the estate of the optionee within one (1) year after the date of his death in accordance with the terms established by the Committee at the time the option was granted, but (as set forth in Article VII) not later than the expiration date set forth in Section 6.5.

ARTICLE IX.        ADJUSTMENT OF NUMBER OF SHARES

9.1        Stock Dividends.  In the event that a dividend shall be declared upon the Stock payable in shares of stock of the Company, the number of shares of stock then subject to any such option and the number of shares reserved for issuance pursuant to the Plan, but, not yet covered by an option, shall be adjusted by adding to each such share the number of shares which would be distributable thereon (or any equivalent value of Stock as determined by the Committee in its sole discretion) if such share had been outstanding on the date fixed for determining the stock holders entitled to receive such stock dividend.

9.2        Reorganization.  In the event that the outstanding shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, or of another corporation, whether through reorganization, recapitalization, stock split up, combination of shares, merger or consolidation, then, there shall be substituted for each share of Stock subject to any such option and for each share of Stock reserved for issuance pursuant to the Plan, but, not yet covered by an option, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share of Stock shall be exchanged.

9.3        Other Changes.  In the event there shall be any change, other than as specified above in this Article, in the number or kind of outstanding shares of stock of the Company or of any stock or other securities into which such stock shall have been changed or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan, but, not yet covered by an option and of the shares then subject to an option or options, such adjustments shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each stock option agreement. Notwithstanding the foregoing, with respect to options granted to directors, the Committee shall make those adjustments under this Article IX only to the extent necessary to preserve the economic benefit of an unexercised option.

9.4        Adjusted Option Price.  In the case of any substitution or adjustment as provided for in this Article, the option price in each stock option agreement for each share covered thereby prior to such substitution or adjustment will be the option price for all shares of Stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Article.

9.5        Fractional Shares.  No adjustment or substitutions provided for in this Article shall require the Company to sell a fractional share, and the total substitution or adjustment with respect to each stock option agreement shall be limited accordingly.

ARTICLE X.        SECURITIES REGULATION

10.1        Registered Stock.  The Company shall not be obligated to sell or issue any shares under any option granted hereunder unless and until the shares with respect to which the option is being exercised are effectively registered or exempt from registration under the Securities Act of 1933 and from any other federal or state law governing the sale and issuance of such shares or any securities exchange regulation to which the Company might be subject.

10.2        Unregistered Stock.  In the event the shares are not effectively registered, but, can be issued by virtue of an exemption, the Company may issue option shares to an optionee if the optionee represents that he is acquiring such shares as an investment and not with a view to, or for sale in connection with, the distribution of any such shares. Certificates for shares of Stock thus issued shall bear an appropriate legend reciting such representation.

ARTICLE XI.        MISCELLANEOUS

11.1        No Contract of Employment.  A grant or participation under the Plan shall not be construed as giving an optionee a future right of employment with the Company. Employment remains at the will of the Company.

11.2        Governing Law.  This Plan and all matters relating to the Plan shall be interpreted and construed under the laws of the State of Illinois.

11.3        Amendment of Plan.  The Board of Directors, at its discretion, may amend the Plan at any time, subject to stockholder approval if required by SEC rules or the listing requirements of any national securities exchanges or trading systems on which any of the Company’s equity securities are listed.

11.4        Termination of Plan.  The Board of Directors may, at its discretion, terminate the Plan at any time for any reason. Termination of the Plan shall not affect unexpired outstanding options previously granted.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Molex, c/o

Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

2222 WELLINGTON COURT LISLE, IL 60532-1682

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: MLXIN1

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOLEX INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED DIRECTORS AND "FOR" EACH OF THE OTHER ITEMS For All

Withhold For AllTo withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

AllExcept Item 1 - Election of Directors

Class II Nominees to Serve a Three-Year Term (01) Michael J. Birck

(02) Frederick A. Krehbiel (03) Kazumasa Kusaka (04) Martin P. Slark

0 00 For Against Abstain 0 0 0

Item 2 - Approval of the amended 2000 Molex Long-Term Stock Plan 0 0 0

Item 3 - Approval of the amended 2005 Molex Incentive Stock Option Plan 0 0 0

Item 4 - Ratification of Selection of Independent Auditors

Ratification of the selection of Ernst & Young LLP as the independent auditors of Molex for the fiscal year ending June 30, 2008.

Please sign your name exactly as it appears on the card. When joint tenants hold shares, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by the president or other authorized officer.

If a partnership, please sign the partnership name by authorized person(s).

Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX]Date

MOLEX INCORPORATED

2222 Wellington Court, Lisle, Illinois 60532

Annual Meeting of Stockholders - October 26, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Molex Incorporated, a Delaware corporation, hereby acknowledges receipt of the

Notice of Annual Meeting of Stockholders and Proxy Statement dated September 10, 2007, and hereby appoints Frederick

A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark and each or any of them (the "Proxies"), as proxies and attorneys-in- fact, each with full power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the Annual Meeting to be held October 26, 2007 at 10:00 a.m., local time, at Molex's corporate headquarters, and at any adjournments or postponements thereof, and to vote all of the shares of Common Stock (or Class B Common Stock) of Molex held of record by the undersigned as of the close of business on August 28, 2007, which the undersigned would be entitled to vote if personally present at the Annual Meeting with all the powers the undersigned would possess, on all matters set forth on the reverse side. The Proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee herein becomes unavailable to serve or for good cause will not serve, and (ii) in their best judgment on any other matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE

UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND "FOR" ALL OTHER ITEMS.

PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

(Please complete and sign reverse side)